Filed Pursuant to Rule 424(b)(5)
Registration No. 333-107280
Prospectus Supplement
(To Prospectus Dated August 4, 2003)

$250,000,000
5.875% Notes due May 15, 2015

•	We are offering and selling $250,000,000 in aggregate principal amount of our 5.875% notes due May 15, 2015.

•	We will pay interest on the notes on May 15 and November 15 of each year, beginning November 15, 2005. The notes will mature on May 15, 2015. We may redeem some or all of the notes at our option before maturity at the redemption price described in “Description of Notes — Optional Redemption.”

•	The notes are unsecured and rank equally with all of the other unsecured and senior indebtedness of Health Care REIT, Inc. from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries and to our secured indebtedness.

•	The notes will not be listed on any national securities exchange or traded on the Nasdaq system.

•	Investing in the notes involves risks. See “Risk Factors” on page S-6 of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	99.711%	$249,277,500
Underwriting discounts and commissions	0.650%	$1,625,000
Our proceeds, before expenses	99.061%	$247,652,500
The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from April 29, 2005.
The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company on or about April 29, 2005, against payment therefor in immediately available funds.
Joint Bookrunning Managers
Banc of America Securities LLC

Deutsche Bank Securities

UBS Investment Bank
Co-Managers
ABN AMRO Incorporated

Comerica Securities

Fifth Third Securities, Inc.

JPMorgan

KeyBanc Capital Markets
The date of this prospectus supplement is April 26, 2005.

PROSPECTUS SUPPLEMENT SUMMARY
      This summary highlights selected information about us and this offering. This information is not complete and does not contain all of the information you should consider before investing in our notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” contained in this prospectus supplement and the financial statements and the other information incorporated by reference in the accompanying prospectus, before making an investment decision. Unless we have specifically indicated otherwise, references in this prospectus supplement to “we,” “us,” “our,” the “Company,” or similar terms are to Health Care REIT, Inc. and its subsidiaries. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
About Our Company
      We are a self-administered, equity real estate investment trust that invests primarily in skilled nursing and assisted living facilities. We also invest in specialty care facilities. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities.
      As of December 31, 2004, long-term care facilities, which include skilled nursing and assisted living facilities, comprised approximately 93% of our investment portfolio. As of December 31, 2004, we had approximately $2.5 billion of net real estate investments, inclusive of credit enhancements, in 394 facilities located in 35 states and managed by 50 different operators. At that date, the portfolio included 234 assisted living facilities, 152 skilled nursing facilities and eight specialty care facilities.
      Our principal executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio 43604, and our telephone number is (419) 247-2800. Our Web site address is www.hcreit.com. The information on our Web site is not part of this prospectus supplement or the accompanying prospectus.
Our Strategy
      We seek to increase funds from operations and funds available for distribution and to enhance stockholder value through relationship investing with public and private regionally focused health care operators. The primary components of this strategy are set forth below:

•	Relationship Investing. We establish relationships with, and provide financing to, operators throughout their growth cycles. We target companies with experienced management teams, regionally focused operations, substantial insider ownership interests or venture capital backing and significant growth potential.

•	Portfolio Management. Portfolio strength is derived from diversity by operator, health care sector and geographic location. We emphasize long-term investment structures that result in a predictable asset base with attendant recurring income, funds from operations and funds available for distribution. Generally, master leases have a ten to 15 year term and mortgage loans provide five to seven years of prepayment protection.

•	Depth of Management. Our management team is comprised of eight individuals who have an aggregate of approximately 145 years of experience in health care and real estate finance.

The Offering

Securities Offered	$250,000,000 aggregate principal amount of notes.

Interest Rate	5.875% per year.

Maturity	May 15, 2015.

Interest Payment Dates	Semi-annually on May 15 and November 15, commencing November 15, 2005.

Ranking	The notes will be senior and unsecured obligations of Health Care REIT, Inc. and will rank equally with all of its other unsecured and senior indebtedness from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries and to our secured indebtedness. See “Description of the Notes” and “Description of Other Indebtedness.”

Use of Proceeds	The proceeds from this offering will be used to fund our (a) redemption of all of our outstanding 8.17% Notes due March 15, 2006, including the payment of accrued and unpaid interest to the redemption date and the applicable Make-Whole Amount (as defined below) with respect to these notes (b) redemption of at least $75,000,000 in aggregate principal amount of our outstanding 7.5% Notes due August 15, 2007, including the payment of accrued and unpaid interest to the redemption date and the applicable Make-Whole Amount with respect to the redeemed notes and (c) tender offer for any and all of our outstanding 7.625% Notes due March 15, 2008. We commenced the tender offer simultaneously with this offering and anticipate announcing our exercise of our optional redemption rights, with respect to the 8.17% Notes due March 15, 2006, shortly after April 26, 2005 and, with respect to the 7.5% Notes due August 15, 2007, on or before May 5, 2005. In the event we do not use the full amount of the net proceeds from this offering to complete the redemptions and tender offer described above, we intend to use the remaining net proceeds to repay borrowings under our unsecured lines of credit arrangements and other outstanding indebtedness. Pending their ultimate use, any net proceeds from this offering may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or direct or guaranteed obligations of the United States.

Optional Redemption	The notes are redeemable at any time at our option, in whole or in part, at a redemption price equal to the sum of (1) the principal amount of the notes (or portion of such notes) being redeemed plus accrued interest thereon to the redemption date and (2) the Make-Whole Amount, if any, with respect to the notes (or portion of such notes). See “Description of Notes — Optional Redemption.”

Certain Covenants	The notes and the supplemental indenture under which they will be issued contain various covenants including the following:

• A covenant not to pledge or otherwise subject to any Lien (as defined below), any of our property or assets or those of our subsidiaries unless the notes are secured equally and ratably with all other obligations so secured. This covenant does not apply to Liens securing obligations that do not in the aggregate at any one time outstanding exceed 40% of the sum of (1) the Total Assets (as defined below) of us and our consolidated subsidiaries prior to the incurrence of such additional Liens, and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness (as defined below)), by us or any subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Liens. In addition, this covenant does not apply to certain of our other obligations as more fully explained in “Description of Notes — Certain Covenants.”

• A covenant that we will not incur or otherwise become liable for any Indebtedness if the aggregate outstanding principal amount of Indebtedness of us and our consolidated subsidiaries is, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, greater than 60% of the sum of (1) the Total Assets of us and our consolidated subsidiaries prior to the incurrence of such additional Indebtedness and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by us or any subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

• A covenant that we will have or maintain, on a consolidated basis, as of the last day of each of our fiscal quarters, Interest Coverage (as defined below) of not less than 150%.

• A covenant that we will maintain, at all times, Total Unencumbered Assets (as defined below) of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined below) of us and our subsidiaries on a consolidated basis.

Sinking Fund	The notes are not entitled to any sinking fund payments.

RISK FACTORS
      An investment in the notes involves risks. You should carefully consider the following risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus or incorporated by reference into the accompanying prospectus, in evaluating an investment in the notes.

•	These notes will be subordinated to our secured debt and subordinated to all liabilities of our subsidiaries from time to time outstanding.
      The notes are obligations only of Health Care REIT, Inc. and will not be guaranteed by our subsidiaries or secured by any of our or their properties or assets. Our subsidiaries, which own approximately 48% of our real estate investments, are separate legal entities and have no obligation to pay any amounts due pursuant to the notes. Certain of our subsidiaries are obligated under outstanding debt that may exist from time to time under certain of our credit facilities. See “Description of Other Indebtedness — Credit Facilities.”

•	Our business operations may not generate the cash needed to service our indebtedness.
      We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will enable us to pay our indebtedness, including these notes. While we intend to use a portion of the net proceeds from this offering to repurchase all or a portion of the $100,000,000 in outstanding principal amount of our 7.625% Notes due March 15, 2008, our tender offer for those notes may not be accepted by any or all of the holders of those notes. As a result, all or a portion of the $100,000,000 in outstanding principal amount of those notes may remain outstanding following this offering. See “Use of Proceeds.”

•	You may not be able to resell the notes because there may not be an active trading market for the notes.
      We do not intend to apply for listing of the notes on any securities exchange or for quotation on the Nasdaq system. A market for the notes may not develop, or if one does, it may not necessarily be sustained. The marketability of the notes will depend on the number of holders, the market for notes of other issuers, our performance and interest rates.
      Other important risk factors are identified under the heading “Forward-Looking Statements and Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2004. The Annual Report on Form 10-K for the year ended December 31, 2004 is incorporated by reference into the accompanying prospectus. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference do not describe all of the risks involved in an investment in the notes or the risks relating to our business. You should consult your own financial and legal advisors before investing in the notes.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
      This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus contain “forward-looking statements” as that term is defined under federal securities laws. These forward-looking statements include those regarding:

•	the possible expansion of our portfolio;

•	the performance of our operators and properties;

•	our ability to enter into agreements with new viable tenants for properties that we take back from financially troubled tenants, if any;

•	our ability to make distributions;

•	our policies and plans regarding investments, financings and other matters;

•	our tax status as a real estate investment trust;

•	our ability to appropriately balance the use of debt and equity;

•	our ability to access capital markets or other sources of funds; and

•	our ability to meet our earnings guidance.
      For example, when we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “estimate” or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to:

•	the status of the economy;

•	the status of capital markets, including prevailing interest rates;

•	serious issues facing the health care industry, including compliance with, and changes to, regulations and payment policies and operators’ difficulty in obtaining and maintaining adequate liability and other insurance;

•	changes in financing terms;

•	competition within the health care and senior housing industries;

•	negative developments in the operating results or financial condition of operators, including, but not limited to, their ability to pay rent and repay loans;

•	our ability to transition or sell facilities with a profitable result;

•	operator bankruptcies;

•	government regulations affecting Medicare and Medicaid reimbursement rates;

•	liability claims and insurance costs for our operators;

•	unanticipated difficulties and/or expenditures relating to future acquisitions;

•	environmental laws affecting our properties;

•	delays in reinvestment of sale proceeds;

•	changes in rules or practices governing our financial reporting; and

•	structure related factors, including REIT qualification, anti-takeover provisions and key management personnel.
      Other important factors are identified in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into the accompanying prospectus, including factors identified under the headings “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
THE COMPANY
      Health Care REIT, Inc., a Delaware corporation, is a self-administered, equity real estate investment trust that invests primarily in skilled nursing and assisted living facilities. We also invest in specialty care facilities. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities.
      As of December 31, 2004, long-term care facilities, which include skilled nursing and assisted living facilities, comprised approximately 93% of our investment portfolio. As of December 31, 2004, we had approximately $2.5 billion of net real estate investments, inclusive of credit enhancements, in 394 facilities located in 35 states and managed by 50 different operators. At that date, the portfolio included 234 assisted living facilities, 152 skilled nursing facilities and eight specialty care facilities.
      We seek to increase funds from operations and funds available for distribution and to enhance stockholder value through relationship investing with public and private regionally focused health care operators. The primary components of this strategy are set forth below.
      Relationship Investing. We establish relationships with, and provide financing to, operators throughout their growth cycles. We target companies with experienced management teams, regionally focused operations, substantial inside ownership interests or venture capital backing and significant growth potential.
      By maintaining close ties to health care operators, we are able to structure investments designed to support an operator’s business plan and monitor our investments on an ongoing basis. Features typically include a master operating lease for the acquisition and development of facilities in a geographic region. Economic terms typically include annual rate increasers and fair market value-based purchase options.
      Portfolio Management. Portfolio strength is derived from diversity by operator, health care sector and geographic location. We emphasize long-term investment structures that result in a predictable asset base with attendant recurring income, funds from operations and funds available for distribution. Generally, master leases have a ten to 15 year term and mortgage loans provide five to seven years of prepayment protection. We also regularly monitor the portfolio with our proprietary database system.
      Depth of Management. Our management team is comprised of eight individuals who have an aggregate of approximately 145 years of experience in health care and real estate finance. The management team has successfully implemented our investment strategy of emphasizing relationship financings with strong, emerging operators.
The Portfolio
      The following table summarizes our portfolio as of December 31, 2004:

	(1)	Percentage	(2)	Percentage	Number	Number	Investment	Number	Number
	Investments	of	Revenues	of	of	of	per	of	of
Type of facility	(in thousands)	investments	(in thousands)	revenues	facilities	beds/units	bed/unit (3)	operators (4)	states (4)

Assisted Living Facilities	$1,335,717	54%	$139,440	55%	234	15,776	$84,911	31	33
Skilled Nursing Facilities	965,328	39%	98,677	39%	152	20,975	46,023	20	24
Specialty Care Facilities	151,833	7%	15,460	6%	8	1,111	136,663	5	5

Totals	$2,452,878	100%	$253,577	100%	394	37,862

(1)	Investments include gross real estate investments and credit enhancements which amounted to $2,447,233,000 and $5,645,000, respectively.

(2)	Revenues include gross revenues and revenues from discontinued operations for the year ended December 31, 2004.

(3)	Investment per Bed/ Unit was computed by using the total investment amount of $2,456,711,000 which includes gross real estate investments, credit enhancements and unfunded commitments for which initial funding has commenced, which amounted to $2,447,233,000, $5,645,000 and $3,833,000, respectively.

(4)	We have investments in properties located in 35 states and managed by 50 different operators.

      In determining whether to invest in a facility, we focus on the following: (a) the experience of the tenant’s or borrower’s management team; (b) the historical and projected financial and operational performance of the facility; (c) the credit of the tenant or borrower; (d) the security for the lease or loan; and (e) the capital committed to the facility by the tenant or borrower. We conduct market research and analysis for all potential investments. In addition, we review the value of all facilities, the interest rates and debt service coverage requirements of any debt to be assumed and the anticipated sources of repayment of any debt.
      We monitor our investments through a variety of methods determined by the type of facility and operator. Our monitoring process includes review of monthly financial statements and other operating data for each facility, quarterly review of operator creditworthiness, periodic facility inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze facility-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks.
      Our investments are primarily operating leases and mortgage loans. Construction financing is provided, but only as part of a long-term operating lease or mortgage loan. Substantially all of our investments are designed with escalating rate structures. Depending upon market conditions, we believe that appropriate new investments will be available in the future with substantially the same spreads over our cost of capital. Operating leases and mortgage loans are normally credit enhanced by guaranties and/or letters of credit. In addition, operating leases are typically structured as master leases and mortgage loans are generally cross-defaulted and cross-collateralized with other mortgage loans, operating leases or agreements between us and the operator and its affiliates.
Additional Information
      For additional information regarding our business, please see the information under the heading “Business” in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into the accompanying prospectus.
RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. For purposes of calculating these ratios, “earnings” includes income from continuing operations before extraordinary items, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges and reduced by capitalized interest. “Fixed charges” consists of interest on all indebtedness and the amortization of loan expenses or interest expensed and capitalized and the amortized premiums, discounts and capitalized expenses related to indebtedness.

	Year ended December 31

	2000	2001	2002	2003	2004

Consolidated ratio of earnings to fixed charges (unaudited)	2.42	2.52	2.37	2.22	2.09

USE OF PROCEEDS
      The net proceeds from the sale of the notes are estimated to be $247,402,500 after deducting underwriting commissions and other offering expenses. We intend to use the net proceeds to fund our (a) redemption of all of our outstanding 8.17% Notes due March 15, 2006 (the “Senior Notes due 2006”), including the payment of accrued and unpaid interest to the redemption date and the applicable Make-Whole Amount with respect to the Senior Notes due 2006, (b) redemption of at least $75,000,000 in aggregate principal amount of our outstanding 7.5% Notes due August 15, 2007 (the “Senior Notes due 2007”), including the payment of accrued and unpaid interest to the redemption date and the applicable Make-Whole Amount with respect to the redeemed Senior Notes due 2007, and (c) tender offer for any and all of our outstanding 7.625% Notes due March 15, 2008 (the “Senior Notes due 2008”). We commenced the tender offer simultaneously with this offering and anticipate announcing our exercise of our optional redemption rights, with respect to the Senior Notes due 2006, shortly after April 26, 2005 and, with respect to the Senior Notes due 2007, on or before May 5, 2005.
      In the event we do not use the full amount of the net proceeds from this offering to complete the redemptions and tender offer described above, we intend to use the remaining net proceeds to repay borrowings under our unsecured lines of credit arrangements and other outstanding indebtedness. As of April 22, 2005, we had an outstanding balance of $150,000,000 under our unsecured lines of credit arrangements bearing interest at an average rate of 4.26%. Affiliates of certain of the underwriters who are lenders under our unsecured lines of credit arrangements would receive some of the funds used to repay such borrowings. See “Underwriting.”
      Pending their ultimate use, any net proceeds from this offering may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or direct or guaranteed obligations of the United States.

CAPITALIZATION
      The following table sets forth our capitalization as of December 31, 2004, as adjusted to give effect to the sale of the notes offered by this prospectus supplement, the redemption of the Senior Notes due 2006 and the redemption of $75,000,000 in aggregate principal amount of the Senior Notes due 2007, but not the repurchase of any Senior Notes due 2008.

	December 31, 2004

	Actual	As adjusted

	(In thousands)
Cash and cash equivalents (1)	$19,763	$19,763
Debt:
Borrowings under unsecured lines of credit arrangements (1)(2)	151,000	28,598
Senior notes due 2006	50,000
Senior notes due 2007 (1)	175,000	100,000
Senior notes due 2008 (1)	100,000	100,000
Senior notes due 2012	250,000	250,000
Senior notes due 2013	300,000	300,000
Senior notes due 2015		250,000
Secured debt	160,225	160,225

Total debt	1,186,225	1,188,823
Stockholders’ equity:
Preferred Stock, $1.00 par value; authorized — 25,000,000 shares
Series D Cumulative Redeemable Preferred Stock; 4,000,000 shares issued and outstanding	100,000	100,000
Series E Cumulative Convertible and Redeemable Preferred Stock; 350,045 shares issued and outstanding	8,751	8,751
Series F Cumulative Redeemable Preferred Stock; 7,000,000 shares issued and outstanding	175,000	175,000
Common Stock, $1.00 par value; authorized — 125,000,000 shares; issued — 52,960,317 shares; outstanding — 52,924,601 shares (3)	52,860	52,860
Capital in excess of par value	1,139,723	1,139,723
Treasury stock	(1,286)	(1,286)
Cumulative net income (1)	745,817	745,817
Cumulative dividends	(884,890)	(884,890)
Accumulated other comprehensive income	1	1
Other equity	(697)	(697)

Total stockholders’ equity	1,335,279	1,335,279

Total capitalization	$2,521,504	$2,524,102

(1)	To the extent that we redeem a greater portion of the Senior Notes due 2007 and/or repurchase and retire all or a portion of the Senior Notes due 2008, cash and cash equivalents will be reduced and our borrowings under unsecured lines of credit arrangements will be increased accordingly. Cumulative net income, as adjusted, does not reflect any charges incurred in connection with the redemption of the Senior Notes due 2006 and any charges incurred in connection with the redemption of $75,000,000 in aggregate principal amount of the Senior Notes due 2007. However, we will incur charges in connection with these redemptions that will reduce cumulative net income. In addition, to the extent we redeem all or a greater portion of the Senior Notes due 2007 and/ or repurchase and retire all or a portion of the Senior Notes due 2008, we will incur additional charges that will reduce cumulative net income.

(2)	Approximately $150,000,000 was outstanding under our unsecured lines of credit arrangements at April 22, 2005.

(3)	The number of shares of common stock that are issued and outstanding differ from the common stock balance set forth in the table above due to FASB Statement No. 123,

Accounting for Stock-Based Compensation, regarding the vesting of restricted stock. Also, the above table excludes: (i) 886,181 shares of common stock reserved for issuance upon the exercise of outstanding options under our 1995 Stock Incentive Plan; (ii) 128,330 shares of common stock reserved for issuance upon the exercise of outstanding options under our Stock Incentive Plan for Non-Employee Directors; (iii) 4,621,704 shares of common stock reserved for issuance under our dividend reinvestment and stock purchase plan; and (iv) 267,946 shares of common stock reserved for issuance upon conversion of the Series E Cumulative Convertible and Redeemable Preferred Stock.

      You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, related notes and other financial information that we have incorporated by reference into the accompanying prospectus.

SELECTED FINANCIAL INFORMATION
      The following selected financial data for the five years ended December 31, 2004 are derived from our consolidated financial statements that have been audited by Ernst & Young LLP, independent registered public accounting firm. You should read the following selected financial information in conjunction with our consolidated financial statements, related notes and other financial information incorporated by reference in the accompanying prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this prospectus supplement. Amounts are in thousands, except per share data.

	Year ended December 31

	2000	2001	2002	2003	2004

Operating Data
Revenues(1)	$117,098	$116,331	$150,320	$196,739	$251,395
Expenses:
Interest expense(1)	29,585	27,222	38,189	52,811	71,994
Provision for depreciation(1)	17,425	24,258	34,907	49,349	73,036
Other operating expenses(2)	9,570	10,853	13,038	17,274	21,178
Impairment of assets			2,298	2,792	314
Loss on extinguishment of debt(3)		213	403
Loss on investment	2,000

Total expenses	58,580	62,546	88,835	122,226	166,522

Income from continuing operations	58,518	53,785	61,485	74,513	84,873
Income from discontinued operations, net(1)	9,538	6,764	6,174	8,227	498

Net income	68,056	60,549	67,659	82,740	85,371
Preferred stock dividends	13,490	13,505	12,468	9,218	12,737
Preferred stock redemption charge				2,790

Net income available to common stockholders	$54,566	$47,044	$55,191	$70,732	$72,634

Other Data
Average number of common shares outstanding:
Basic	28,418	30,534	36,702	43,572	51,544
Diluted	28,643	31,027	37,301	44,201	52,082
Per Share Data
Basic:
Income from continuing operations available to common stockholders	$1.58	$1.32	$1.33	$1.43	$1.40
Discontinued operations, net	0.34	0.22	0.17	0.19	0.01

Net income available to common stockholders	1.92	1.54	1.50	1.62	1.41
Diluted:
Income from continuing operations available to common stockholders	$1.58	$1.30	$1.31	$1.41	$1.38
Discontinued operations, net	0.33	0.22	0.17	0.19	0.01

Net income available to common stockholders	1.91	1.52	1.48	1.60	1.39
Cash distributions per common share	$2.335	$2.34	$2.34	$2.34	$2.385
Balance Sheet Data
Net real estate investments	$1,121,419	$1,213,564	$1,524,457	$1,992,446	$2,441,972
Total assets	1,156,904	1,269,843	1,594,110	2,182,731	2,549,643
Total debt	439,752	491,216	676,331	1,013,184	1,186,225
Total liabilities	458,297	511,973	696,878	1,033,052	1,214,364
Total stockholders’ equity	698,607	757,870	897,232	1,149,679	1,335,279

(1)	In accordance with Financial Accounting Standards Board (FASB) Statement No. 144, we have reclassified the income and expenses attributable to the properties sold subsequent to January 1, 2002 to discontinued operations. See Note 15 to our audited consolidated financial statements.

(2)	Other operating expenses include loan expense, provision for loan losses and general and administrative expenses.

(3)	Effective January 1, 2003, in accordance with FASB Statement No. 145, we reclassified the losses on extinguishments of debt in 2001 and 2002 to income from continuing operations rather than as extraordinary items as previously required under FASB Statement No. 4.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
      You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes for the periods presented which are incorporated by reference into the accompanying prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus supplement and the other risk factors incorporated by reference into the accompanying prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Executive Overview
  Business
      Health Care REIT, Inc. is a self-administered, equity real estate investment trust that invests primarily in skilled nursing and assisted living facilities. We also invest in specialty care facilities. Founded in 1970, we were the first REIT to invest exclusively in health care facilities. As of December 31, 2004, long-term care facilities, which include skilled nursing and assisted living facilities, comprised approximately 93% of our investment portfolio. The following table summarizes our portfolio as of December 31, 2004:

	Investments(1)	Percentage of	Revenues(2)	Percentage of	Number of	Number of	Investment per	Number of	Number of
Type of facility	(in thousands)	investments	(in thousands)	revenues	facilities	beds/units	bed/unit(3)	operators(4)	states(4)

Assisted Living Facilities	$1,335,717	54%	$139,440	55%	234	15,776	$84,911	31	33
Skilled Nursing Facilities	965,328	39%	98,677	39%	152	20,975	46,023	20	24
Specialty Care Facilities	151,833	7%	15,460	6%	8	1,111	136,663	5	5

Totals	$2,452,878	100%	$253,577	100%	394	37,862

(1)	Investments include real estate investments and credit enhancements which amounted to $2,447,233,000 and $5,645,000, respectively.

(2)	Revenues include gross revenues and revenues from discontinued operations for the year ended December 31, 2004.

(3)	Investment per Bed/ Unit was computed by using the total investment amount of $2,456,711,000 which includes real estate investments, credit enhancements and unfunded construction commitments for which initial funding has commenced which amounted to $2,447,233,000, $5,645,000 and $3,833,000, respectively.

(4)	We have investments in properties located in 35 states and managed by 50 different operators.
      Our primary objectives are to protect stockholders’ capital and enhance stockholder value. We seek to pay consistent cash dividends to stockholders and create opportunities to increase dividend payments to stockholders as a result of annual increases in rental and interest income and portfolio growth. To meet these objectives, we invest primarily in long-term care facilities managed by experienced operators and diversify our investment portfolio by operator and geographic location.
      Substantially all of our revenues and sources of cash flows from operations are derived from operating lease rentals and interest earned on outstanding loans receivable. These items represent our primary source of liquidity to fund distributions and are dependent upon our operators’ continued ability to make contractual rent and interest payments to us. To the extent that our operators experience operating difficulties and are unable to generate sufficient cash to make payments to us, there could be a material adverse impact on our consolidated results of operations, liquidity and/or financial condition. To mitigate this risk, we monitor our investments through a variety of methods determined by the type of health care facility and operator. Our monitoring process includes review of monthly financial statements and other operating data for each facility, quarterly review of operator credit, periodic facility inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze facility-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks. Through these monitoring and research efforts, we are typically able to intervene at an early stage and address payment risk, and in so doing, support both the collectibility of revenue and the value of our investment.
      In addition to our monitoring and research efforts, we also structure our investments to help mitigate payment risk. We typically invest in or finance up to 90% of the appraised value of a property. Operating leases and loans are normally credit enhanced by guaranties and/or letters of credit. In addition, operating leases are typically structured as master leases and loans are generally cross-defaulted and cross-collateralized with other loans, operating leases or agreements between us and the operator and its affiliates. As of December 31, 2004, 85% of our real property was subject to master leases, 96% of our real estate investments were cross-defaulted with other investments relating to the same operator and 78% of our real property loans were cross-collateralized with other loans to the same operator.
      For the year ended December 31, 2004, rental income and interest income represented 90% and 9%, respectively, of total gross revenues. Prior to June 2004, our standard lease structure contained fixed annual rental escalators, which were generally recognized on a straight-line basis over the initial lease period. Beginning in June 2004, our new standard lease structure contains annual rental escalators that are contingent upon changes in the Consumer Price Index and/or changes in the gross operating revenues of the property. These escalators are not fixed, so no straight-line rent is recorded; however, rental income is recorded based on the contractual cash rental payments due for the period. This lease structure will initially generate lower revenues, net income and funds from operations compared to leases with fixed escalators that require straight-lining, but will enable us to generate additional organic growth and minimize non-cash straight-line rent over time. This change does not affect our cash flow or our ability to pay dividends. Our yield on loans receivable depends upon a number of factors, including the stated interest rate, the average principal amount outstanding during the term of the loan and any interest rate adjustments.
      Depending upon the availability and cost of external capital, we anticipate making additional investments in health care related facilities. New investments are generally funded from temporary borrowings under our unsecured lines of credit arrangements, internally generated cash and the proceeds from sales of real property. Our investments generate internal cash from rent and interest receipts and principal payments on loans receivable. Permanent financing for future investments, which replaces funds drawn under the unsecured lines of credit arrangements, is expected to be provided through a combination of public and private offerings of debt and equity securities and the incurrence of secured debt. We believe our liquidity and various sources of available capital are sufficient to fund operations, meet debt service obligations (both principal and interest), make dividend distributions and finance future investments.
      Depending upon market conditions, we believe that new investments will be available in the future with spreads over our cost of capital that will generate appropriate returns to our stockholders. During the year ended December 31, 2004, we completed $584,931,000 of gross new investments and had $62,584,000 of real property sales and mortgage loan payoffs, resulting in net investments of $522,347,000. We previously issued investment guidance indicating that we anticipated net new investments of $250,000,000 in 2005. We recently adjusted our net new investment guidance for 2005 to $200,000,000, due to the anticipated disposition of two investments totaling approximately $50,000,000 that were not in the original guidance. Although no additional investment payoffs have been specifically identified, we anticipate the potential repayment of certain mortgage loans receivable and the possible sale of additional real property. To the extent that mortgage loan repayments and real property sales exceed new investments, our revenues and cash flows from operations could be adversely affected. We expect to reinvest the proceeds from any mortgage loan repayments and real property sales in new investments. To the extent that new investment requirements exceed our available cash on-hand, we expect to borrow under our unsecured lines of credit arrangements. At December 31, 2004, we had $19,763,000 of cash and cash equivalents and $189,000,000 of available borrowing capacity under our unsecured lines of credit arrangements.
  Key Transactions in 2004
      We completed the following key transactions during the year ended December 31, 2004:

•	our Board of Directors increased our quarterly dividend to $0.60 per share, which represented a one and one-half cent increase from the quarterly dividend of $0.585 paid for 2003. The dividend declared for the quarter ended December 31, 2004 represents the 135th consecutive dividend payment;

•	we expanded our primary unsecured line of credit arrangement from $225,000,000 to $310,000,000. The existing bank group, in conjunction with two new participants, First Tennessee Bank, N.A. and LaSalle Bank National Association, provided the additional capacity;

•	we extended our $30,000,000 unsecured line of credit arrangement to May 2005;

•	we issued 7,000,000 shares of 7.625% Series F Cumulative Redeemable Preferred Stock, generating approximately $169,107,000 of net proceeds;

•	we issued $50,000,000 of senior unsecured notes due November 15, 2013, at an effective yield of 5.68%, generating approximately $50,708,000 of net proceeds;

•	we filed a registration statement with the Securities and Exchange Commission on December 1, 2004 for the issuance of up to $1,081,794,619 of securities. We anticipate that this shelf registration will be effective in the first half of 2005;

•	we completed $584,931,000 of new investments and had $62,584,000 of real property sales and mortgage loan payoffs; and

•	our only remaining operator bankruptcy was resolved with the April 2004 bankruptcy court approval of the debtors’ plan of reorganization for Doctors Community Healthcare Corporation.
  Key Performance Indicators, Trends and Uncertainties
      We utilize several key performance indicators to evaluate the various aspects of our business. These indicators are discussed below and relate to operating performance, concentration risk and credit strength. Management uses these key performance indicators to facilitate internal and external comparisons to our historical operating results, in making operating decisions and for budget planning purposes.
      Operating Performance. We believe that net income available to common stockholders (“NICS”) is the most appropriate earnings measure. Other useful supplemental measures of our operating performance include funds from operations (“FFO”) and funds available for distribution (“FAD”); however, these supplemental measures are not defined by accounting principles generally accepted in the United States (“U.S. GAAP”). Please refer to the section entitled “Non-GAAP Financial Measures” for further discussion of FFO and FAD and for reconciliations of FFO and FAD to NICS. NICS, FFO, FAD and their relative per share amounts are widely used by investors and analysts in the valuation, comparison and investment recommendations of companies. The following table reflects the recent historical trends for our operating performance measures (dollars in thousands, except per share data):

	Year ended

	December 31	December 31	December 31
	2002	2003	2004

Net income available to common stockholders	$55,191	$70,732	$72,634
Funds from operations	96,573	119,463	146,742
Funds available for distribution	87,317	104,535	132,950
Per share data (fully diluted):
Net income available to common stockholders	$1.48	$1.60	$1.39
Funds from operations	2.59	2.70	2.82
Funds available for distribution	2.34	2.36	2.55
      Credit Strength. We measure our credit strength both in terms of leverage ratios and coverage ratios. Our leverage ratios include debt to book capitalization (“DBCR”) and debt to market capitalization (“DMCR”). The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt. We expect to maintain a DBCR between 40 and 50% and a DMCR between 30 and 40%. Our coverage ratios include interest coverage ratio (“ICR”) and fixed charge coverage ratio (“FCR”). The coverage ratios indicate our ability to service interest and fixed charges (interest plus preferred dividends). We expect to maintain an ICR in excess of 3.00 times and an FCR in excess of 2.50 times. The coverage ratios are based on earnings before interest, taxes, depreciation and amortization (“EBITDA”) which is discussed in further detail, and reconciled to net income, below in “Non-GAAP Financial Measures.” Leverage ratios and coverage ratios are widely used by investors, analysts and rating agencies in the valuation, comparison, rating and investment recommendations of companies. The following table reflects the recent historical trends for our credit strength measures:

	Year ended

	December 31		December 31		December 31
	2002		2003		2004

Debt to book capitalization ratio	43%		47%		47%
Debt to market capitalization ratio	36%		34%		34%
Interest coverage ratio	3.67	x	3.50	x	3.24	x
Fixed charge coverage ratio	2.84	x	3.01	x	2.77	x
      Concentration Risk. We evaluate our concentration risk in terms of asset mix, investment mix, operator mix and geographic mix. Concentration risk is a valuable measure in understanding what portion of our investments could be at risk if certain sectors were to experience downturns. Asset mix measures the portion of our investments that are real property. In order to qualify as an equity REIT, at least 75% of our real estate investments must be real property, including land, buildings, improvements and related rights, that is owned by us and leased to an operator pursuant to a long-term operating lease. Investment mix measures the portion of our investments that relate to our various facility types. We invest primarily in long-term care facilities. Operator mix measures the portion of our investments that relate to our top five operators. We try to limit our top five operators to 50% of our total real estate investments. Geographic mix measures the portion of our investments that relate to our top five states. We try to limit our top five states to 50% of our total real estate investments. The following table reflects our recent historical trends of concentration risk:

	December 31	December 31	December 31
	2002	2003	2004

Asset mix:
Real property	85%	87%	90%
Loans receivable	14%	11%	9%
Subdebt investments	1%	2%	1%

Investment mix:
Assisted living facilities	57%	60%	54%
Skilled nursing facilities	35%	32%	39%
Specialty care facilities	8%	8%	7%

Operator mix:
Emeritus Corporation		12%	15%
Southern Assisted Living, Inc.		11%	8%
Commonwealth Communities L.L.C.	13%	10%	8%
Delta Health Group, Inc.			7%
Home Quality Management, Inc.	8%	7%	7%
Life Care Centers of America, Inc.	8%	6%
Merrill Gardens L.L.C.	9%
Alterra Healthcare Corporation	7%
Remaining operators	55%	54%	55%

Geographic mix:
Florida	10%	9%	15%
Massachusetts	15%	13%	14%
North Carolina		10%	8%
Ohio	7%	6%	6%
Texas	8%	6%	6%
Tennessee	6%
Remaining states	54%	56%	51%
      We evaluate our key performance indicators in conjunction with current expectations to determine if historical trends are indicative of future results. Our expected results may not be achieved and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to:

•	the status of the economy;

•	the status of capital markets, including prevailing interest rates;

•	serious issues facing the health care industry, including compliance with, and changes to, regulations and payment policies and operators’ difficulty in obtaining and maintaining adequate liability and other insurance;

•	changes in financing terms;

•	competition within the health care and senior housing industries;

•	negative developments in the operating results or financial condition of operators, including, but not limited to, their ability to pay rent and repay loans;

•	the Company’s ability to transition or sell facilities with a profitable result;

•	operator bankruptcies;

•	government regulations affecting Medicare and Medicaid reimbursement rates;

•	liability claims and insurance costs for our operators;

•	unanticipated difficulties and/or expenditures relating to future acquisitions;

•	environmental laws affecting our properties;

•	delays in reinvestment of sale proceeds;

•	changes in rules or practices governing the Company’s financial reporting; and

•	structure related factors, including REIT qualification, anti-takeover provisions and key management personnel.
      Management regularly monitors the economic and other factors listed above. We develop strategic and tactical plans designed to improve performance and maximize our competitive position. Our ability to achieve our financial objectives is dependent upon our ability to effectively execute these plans and to appropriately respond to emerging economic and company-specific trends. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2004, under the heading “Forward-Looking Statements and Risk Factors” for further discussion of these risk factors.
  Portfolio Update
      Payment coverages in our portfolio continue to improve. Our overall payment coverage is at 1.78 times and represents an increase of 25 basis points from the prior year. The table below is a summary of the key performance measures for our portfolio. Census and payor mix data reflects the three months ended September 30, 2004. Coverage data reflects the 12 months ended September 30, 2004.

				Coverage data

		Payor mix		Before		After
				management		management
	Census	Private	Medicare	fees		fees

Assisted Living Facilities	87%	86%	0%	1.45	x	1.23x
Skilled Nursing Facilities	87%	16%	15%	2.11	x	1.62x
Specialty Care Facilities	66%	23%	40%	2.69	x	2.08x

Weighted Averages				1.78	x	1.44x
      Assisted Living Portfolio. At December 31, 2004, our assisted living portfolio was comprised of 234 facilities with 15,776 units and an investment balance of $1,335,717,000. The stabilized portfolio was comprised of 230 facilities with 15,115 units, an investment balance of $1,298,820,000, and payment coverage of 1.45 times, an increase of 14 basis points from the prior year. Our fill-up and construction properties remained within our stated goal of having no more than ten to 15% of the portfolio in construction and fill-up. We currently have two assisted living facilities remaining in fill-up, representing less than 1% of our revenues. Only one facility has occupancy of less than 50%. Finally, we have two assisted living facilities in construction.
      Skilled Nursing Portfolio. At December 31, 2004, our skilled nursing portfolio was comprised of 152 facilities with 20,975 beds and an investment balance of $965,328,000. Average occupancies have risen from a low of 81% in the third quarter of 2000 to 87% in the third quarter of 2004. Our payment coverage remains strong at 2.11 times, an increase of 36 basis points from the prior year.

      Specialty Care Portfolio. At December 31, 2004, our specialty care portfolio was comprised of eight facilities with 1,111 beds and an investment balance of $151,833,000. Our payment coverage remains strong at 2.69 times, an increase of 77 basis points from the prior year.
  Corporate Governance
      Maintaining investor confidence and trust has become increasingly important in today’s business environment. Health Care REIT, Inc.’s Board of Directors and management are strongly committed to policies and procedures that reflect the highest level of ethical business practices. Our corporate governance guidelines provide the framework for our business operations and emphasize our commitment to increase stockholder value while meeting all applicable legal requirements. In March 2004, the Board of Directors adopted its Corporate Governance Guidelines. These guidelines meet the listing standards adopted by the New York Stock Exchange and are available on our Web site at www.hcreit.com and from us upon written request sent to the Vice President and Corporate Secretary, Health Care REIT, Inc., One SeaGate, Suite 1500, P.O. Box 1475, Toledo, Ohio, 43603-1475.
      On July 30, 2002, President George W. Bush signed into law the Sarbanes-Oxley Act of 2002 (“SOX”). SOX is designed to protect investors by improving the accuracy and reliability of corporate disclosures. SOX directed the Securities and Exchange Commission (“SEC”) to promulgate all necessary rules and regulations. We believe we are in compliance with all of the new listing guidelines of the NYSE relating to corporate governance as well as the applicable provisions of SOX and the rules of the SEC adopted under SOX. The following is a summary of some of the important SOX related corporate governance initiatives for which we are compliant.

•	Prohibition on director/officer loans — effective July 2002, new officer and director loans are prohibited;

•	CEO/ CFO certifications — beginning with the Form 10-Q for the period ended September 30, 2002, we provide the required CEO and CFO certifications attesting to the effectiveness of our disclosure controls and procedures for all necessary SEC filings;

•	Acceleration of Section 16 reports — we continue to meet the two day filing requirement for Section 16 reports, effective August 29, 2002, and we submit them electronically as of June 30, 2003;

•	Form 8-K Item 12 — our quarterly earnings releases are now furnished to the SEC via Form 8-K Item 12 (renumbered as Item 2.01 effective as of August 23, 2004) beginning with the quarter ended March 31, 2003;

•	Non-GAAP financial measures — all public disclosures issued subsequent to March 28, 2003 contain the required reconciliations and discussion of non-GAAP financial measures. Our primary non-GAAP financial measures are FFO, FAD and EBITDA;

•	Off-balance sheet arrangements and contractual obligations — we have always reported these items and adopted the new disclosure format beginning with our Annual Report on Form 10-K for the year ended December 31, 2003;

•	Prohibition on hiring former employees of the independent registered public accounting firm — effective May 2003, we may not hire former team members of our independent registered public accounting firm unless they have passed the “cooling-off period” as defined by the SEC;

•	Pre-approval of non-audit services — the Audit Committee of the Board of Directors adopted a pre-approval policy in May 2003 and has continued to refine it as the SEC issues additional interpretations and guidance. A description of the current pre-approval policy can be found in our Proxy Statement for the 2005 Annual Meeting of Stockholders (“Proxy Statement”);

•	Audit Committee financial expert — the Board has determined that at least one member of the Audit Committee satisfies the definition of a “financial expert” and we have made the required disclosures in our Proxy Statement;

•	Filing deadline accelerations — we have met and plan to continue to meet the SEC’s staged acceleration plan regarding Forms 10-Q and 10-K filing deadlines;

•	Code of ethics — in connection with the adoption of our Corporate Governance Guidelines in March 2004, we adopted a Code of Business Conduct and Ethics that is applicable to all of our directors, officers and employees. Our Code of Business Conduct and Ethics is available on our Web site at www.hcreit.com;

•	Independence — seven of our nine directors are independent and all members of our Audit, Compensation and Nominating/ Corporate Governance Committees are independent. At each Board meeting, the non-management directors meet in a special session. Mr. Ballard, the chairman of the Nominating/ Corporate Governance committee, is the Presiding Director of such sessions;

•	Whistleblower mechanism — on January 28, 2004, the Audit Committee approved procedures for (a) the receipt, retention and treatment of complaints that we receive regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Information regarding our Corporate Governance Hotline is available on our Web site at www.hcreit.com; and

•	Disclosures regarding committee functions and communications between security holders and the Board — beginning with the 2004 Proxy Statement, we have made the required disclosures regarding the independence and functions of the committees of the Board of Directors and have provided our security holders with information so they can communicate with our Board of Directors, any specific director or the non-management directors as a group.
      In addition to the items discussed above, the SEC has issued its final rules regarding compliance with SOX Section 404, Management Assessment of Internal Controls (“SOX404”). Pursuant to SOX404, we developed enhanced procedures to understand, document, evaluate and monitor our internal controls and procedures for financial statement purposes. Beginning with the Annual Report on Form 10-K for the year ended December 31, 2004, we provided an assessment report from management on the effectiveness of our internal controls. In addition, our independent registered public accounting firm attested to and reported on management’s assertions. See “Item 9A — Controls and Procedures” of our Annual Report on Form 10-K for the year ended December 31, 2004 for additional information. We implemented a SOX404 compliance plan in April 2003 and have completed all necessary documentation and testing of our internal controls in time to provide the required management report. To date, we have incurred costs (both internal and external) related to SOX404 and other corporate governance compliance initiatives and we anticipate that we will incur additional costs. These costs are included in general and administrative expenses.
Liquidity and Capital Resources
  Sources and Uses of Cash
      Our primary sources of cash include rent and interest receipts, borrowings under unsecured lines of credit arrangements, public and private offerings of debt and equity securities, proceeds from the sales of real property and principal payments on loans receivable. Our primary uses of cash include dividend distributions, debt service payments (including principal and interest), real property acquisitions, loan advances and general and administrative expenses. These sources and uses of cash are reflected in our Annual Report on Form 10-K for the year ended

December 31, 2004 under the heading “Consolidated Statements of Cash Flows” and are discussed in further detail below. The following is a summary of our sources and uses of cash flows (dollars in thousands):

	Year ended				Year ended
			One year change			One year change		Two year change
	Dec. 31,	Dec. 31,			Dec. 31,
	2002	2003	$	%	2004	$	%	$	%

Cash and cash equivalents at beginning of period	$9,826	$9,550	$(276)	-3%	$124,496	$114,946	1204%	$114,670	1167%
Cash provided from (used in) operating activities	105,367	129,521	24,154	23%	144,025	14,504	11%	38,658	37%
Cash provided from (used in) investing activities	(353,430)	(388,746)	(35,316)	10%	(507,362)	(118,616)	31%	(153,932)	44%
Cash provided from (used in) financing activities	247,787	374,171	126,384	51%	258,604	(115,567)	-31%	10,817	4%

Cash and cash equivalents at end of period	$9,550	$124,496	$114,946	1204%	$19,763	$(104,733)	-84%	$10,213	107%

      Operating Activities. The increases in net cash provided from operating activities are primarily attributable to increases in net income and the provision for depreciation offset by changes in receivables and other assets. Net income and the provision for depreciation increased primarily as a result of net new investments in properties owned by us. See the discussion of investing activities below for additional details. To the extent that we acquire or dispose of additional properties in the future, our provision for depreciation will change accordingly. Changes in receivables and other assets are primarily due to timing of cash receipts relating to rent, debt service and other contractual obligations and the fair value of our interest rate swap agreements.
      Investing Activities. The increases in net cash used in investing activities are primarily attributable to increases in net real property investments. At December 31, 2004, 90% of our real estate investments were real property investments. The investment activity during the year ended December 31, 2004 was approximately 95% real property investments and 5% loans. Investments for the year ended December 31, 2004 included the acquisition of 22 assisted living facilities and 52 skilled nursing facilities for $518,891,000, including the assumption of debt totaling $14,555,000. The remaining $38,211,000 of real property investments relates primarily to funding of construction and renovations on existing facilities. Of this amount, $9,523,000 related to construction advances on two assisted living facilities. For the same period in 2003, we acquired 69 assisted living facilities and 26 skilled nursing facilities for $474,385,000. The prior year acquisitions included the assumption of debt totaling $101,243,000 and the issuance of preferred stock totaling $26,500,000, resulting in $346,643,000 of cash disbursed for the acquisitions. In addition, we advanced $63,770,000 relating to construction and renovations on existing facilities. Of this amount, $29,496,000 related to construction advances on three assisted living facilities and one specialty care facility. We converted $36,794,000 of completed construction projects relating to one assisted living facility and the specialty care facility into operating lease properties in 2003. For the same period in 2002, we acquired 24 assisted living facilities, 21 skilled nursing facilities and one specialty care facility for $354,672,000. The 2002 acquisitions included the assumption of debt which reduced the amount funded by $2,248,000, resulting in $352,424,000 of cash disbursed for the acquisitions. In addition, we advanced $57,282,000 relating to construction and renovations on existing facilities. Of this amount, $19,595,000 related to construction advances on three assisted living facilities and one specialty care facility.
      Financing Activities. The changes in net cash provided from or used in financing activities are primarily attributable to changes related to our long-term debt, preferred stock issuances and redemptions, common stock issuances and cash distributions to stockholders. In September 2002, we issued $150,000,000 of 8.0% senior unsecured notes, maturing in September 2012, at an effective yield of 8.05%. In March 2003, we issued $100,000,000 of 8.0% senior unsecured notes, maturing in September 2012, at an effective yield of 7.40%. These notes were an add-on to the $150,000,000 senior unsecured notes issued in September 2002. In November 2003, we issued $250,000,000 of 6.0% senior unsecured notes, maturing in November 2013, at an effective yield of 6.01%. In September 2004, we issued $50,000,000 of 6.0% senior unsecured notes, maturing in November 2013, at an effective yield of 5.68%. These notes were an add-on to the $250,000,000 senior unsecured notes issued in November 2003. We extinguished $40,000,000 of 8.0% senior unsecured notes that matured in April 2004.
      There was no preferred stock activity for the year ended December 31, 2002. In July 2003, we closed on a public offering of 4,000,000 shares of 7.875% Series D Cumulative Redeemable Preferred Stock, which generated net proceeds of approximately $96,850,000. The shares have a liquidation value of $25 per share. The preferred stock, which has no stated maturity, may be redeemed by us on or after July 9, 2008. A portion of the proceeds from this offering were used to redeem all 3,000,000 shares of our 8.875% Series B Cumulative Redeemable Preferred Stock on July 15, 2003, at a redemption price of $25 per share plus accrued and unpaid dividends.
      In September 2003, we issued 1,060,000 shares of 6% Series E Cumulative Convertible and Redeemable Preferred Stock as partial consideration for an acquisition of assets by us, with the shares valued at $26,500,000 for such purposes. The shares were issued to Southern Assisted Living, Inc. and certain of its shareholders without registration in reliance upon the federal statutory exemption of Section 4(2) of the Securities Act of 1933, as amended. The shares have a liquidation value of $25 per share. The preferred stock, which has no stated maturity, may be redeemed by us on or after August 15, 2008. The preferred shares are convertible into common stock at a conversion price of $32.66 per share at any time. As of December 31, 2004, certain holders of our Series E Preferred Stock have converted 709,955 shares into 543,438 shares of our common stock, leaving 350,045 of such shares outstanding at December 31, 2004.
      In September 2004, we closed on a public offering of 7,000,000 shares of 7.625% Series F Cumulative Redeemable Preferred Stock, which generated net proceeds of approximately $169,107,000. The shares have a liquidation value of $25 per share. The preferred stock, which has no stated maturity, may be redeemed by us on or after September 14, 2009. The proceeds were used to repay borrowings under our unsecured lines of credit arrangements and to invest in additional health care properties.
      The change in common stock issuances is primarily attributable to public and private issuances in 2002 and 2003. In February 2002, we issued 906,000 shares of common stock, $1 par value, at a price of $27.59 per share, which generated net proceeds of approximately $23,657,000. In May 2002, we issued 3,450,000 shares of common stock, $1 par value, at a price of $28.00 per share, which generated net proceeds of approximately $91,578,000. In November 2002, we issued 930,000 shares of common stock, $1 par value, at a price of $26.90 per share, which generated net proceeds of approximately $24,952,000.
      In July 2003, we issued 1,583,100 shares of common stock, $1 par value, at a price of $30.32 per share, which generated net proceeds of approximately $47,950,000. In September 2003, we issued 3,200,000 shares of common stock, $1 par value, at a price of $30.25 per share, which generated net proceeds of approximately $91,583,000. In October 2003, we issued an additional 480,000 shares of common stock pursuant to the over-allotment exercise, which generated net proceeds of approximately $13,795,000.
      The remaining difference in common stock issuances is primarily related to our dividend reinvestment and stock purchase plan (“DRIP”), stock option exercises, restricted stock grants and preferred stock conversions. During the year ended December 31, 2002, we issued 355,000 shares of common stock pursuant to our DRIP, which generated net proceeds of $9,572,000. In May 2003, we instituted our enhanced DRIP. Existing stockholders, in addition to reinvesting dividends, may purchase up to $5,000 of common stock per month at a discount.

Previously, stockholders could only purchase once per quarter. During the year ended December 31, 2004, we issued 1,533,000 shares of common stock pursuant to our DRIP, which generated net proceeds of approximately $51,575,000 as compared to 2,277,000 shares issued and $68,860,000 of net proceeds generated for the same period in 2003. As of February 28, 2005, we had an effective registration statement on file with the Securities and Exchange Commission under which we may issue up to 6,314,213 shares of common stock pursuant to our DRIP. As of February 28, 2005, 4,357,361 shares of common stock remained available for issuance under this registration statement.
      In order to qualify as a REIT for federal income tax purposes, we must distribute at least 90% of our taxable income (excluding capital gains) to our stockholders. During the year ended December 31, 2004, we paid dividends totaling $122,987,000 (or $2.385 per share) and $12,737,000 to holders of our common stock and preferred stock, respectively. For the same periods in 2003, we paid dividends totaling $101,863,000 (or $2.34 per share) and $9,218,000 to holders of our common stock and preferred stock, respectively. For the same periods in 2002, we paid dividends totaling $84,671,000 (or $2.34 per share) and $12,468,000 to holders of our common stock and preferred stock, respectively. The increase in common stock dividends is primarily attributable to the increase in common stock outstanding as discussed below in “Results of Operations.”
  Off-Balance Sheet Arrangements
      We have guaranteed the payment of industrial revenue bonds for one assisted living facility in the event that the present owner defaults upon its obligations. In consideration for this guaranty, we receive and recognize fees annually related to this arrangement. This guaranty expires upon the repayment of the industrial revenue bonds which currently mature in 2009. At December 31, 2004, we were contingently liable for $3,195,000 under this guaranty.
      We have an outstanding letter of credit issued for the benefit of certain insurance companies that provide workers’ compensation insurance to one of our tenants. Our obligation under the letter of credit matures in 2009. At December 31, 2004, our obligation under the letter of credit was $2,450,000.
      We are exposed to various market risks, including the potential loss arising from adverse changes in interest rates. We may or may not elect to use financial derivative instruments to hedge interest rate exposure. These decisions are principally based on our policy to match our variable rate investments with comparable borrowings, but are also based on the general trend in interest rates at the applicable dates and our perception of the future volatility of interest rates. As of December 31, 2004, we participated in two interest rate swap agreements related to our long-term debt. Our interest rate swaps are discussed below in “Contractual Obligations.”

  Contractual Obligations
      The following table summarizes our payment requirements under contractual obligations as of December 31, 2004 (in thousands):

	Payments due by period

		Less than			More than
Contractual Obligations	Total	1 year	1-3 years	3-5 years	5 years

Unsecured lines of credit arrangements(1)	$340,000	$30,000	$310,000	$0	$0
Senior unsecured notes	875,000		225,000	100,000	550,000
Secured debt	160,225	6,276	17,981	23,472	112,496
Contractual interest obligations	571,375	83,630	150,137	105,568	232,041
Capital lease obligations
Operating lease obligations	16,036	1,778	2,341	1,857	10,060
Purchase obligations	86,648	7,646	63,110	4,500	11,392
Other long-term liabilities

Total contractual obligations	$2,049,284	$129,330	$768,569	$235,397	$915,989

(1)	Unsecured lines of credit arrangements reflected at 100% capacity.
     We have an unsecured credit arrangement with a consortium of eight banks providing for a revolving line of credit (“revolving credit”) in the amount of $310,000,000, which expires on May 15, 2006 (with the ability to extend for one year at our discretion if we are in compliance with all covenants). The agreement specifies that borrowings under the revolving credit are subject to interest payable in periods no longer than three months at either the agent bank’s prime rate of interest or 1.3% over LIBOR interest rate, at our option (3.7375% at December 31, 2004). In addition, we pay a commitment fee based on an annual rate of 0.325% and an annual agent’s fee of $50,000. Principal is due upon expiration of the agreement. We have another unsecured line of credit arrangement with a consortium of three banks for a total of $30,000,000, which expires May 31, 2005. Borrowings under this line of credit are subject to interest at either the lead bank’s prime rate of interest (5.25% at December 31, 2004) or 2.0% over LIBOR interest rate, at our option, and are due on demand. At December 31, 2004, we had $151,000,000 outstanding under the unsecured lines of credit arrangements and estimated total contractual interest obligations of $6,410,000. Contractual interest obligations are estimated based on the assumption that the balance of $151,000,000 at December 31, 2004 is constant until maturity at interest rates in effect at December 31, 2004.
      We have $875,000,000 of senior unsecured notes with fixed annual interest rates ranging from 6% to 8.17%, payable semi-annually. Total contractual interest obligations on senior unsecured notes totaled $394,191,000 at December 31, 2004. Additionally, we have 32 mortgage loans totaling $160,225,000, collateralized by health care facilities, with fixed annual interest rates ranging from 5.5% to 12%, payable monthly. The carrying values of the health care properties securing the mortgage loans totaled $233,591,000 at December 31, 2004. Total contractual interest obligations on mortgage loans totaled $139,454,000 at December 31, 2004.
      On May 6, 2004, we entered into two interest rate swap agreements (the “Swaps”) for a total notional amount of $100,000,000 to hedge changes in fair value attributable to changes in the LIBOR swap rate of $100,000,000 of fixed rate debt with a maturity date of November 15, 2013. The Swaps are treated as fair-value hedges for accounting purposes and we utilize the short-cut method in accordance with Statement of Financial Accounting Standards No. 133, Accounting

for Derivative Instruments and Hedging Activities, as amended. The Swaps are with highly rated counterparties in which we receive a fixed rate of 6% and pay a variable rate based on six-month LIBOR plus a spread. At December 31, 2004, total contractual interest obligations were estimated to be $31,320,000.
      At December 31, 2004, we had operating lease obligations of $16,036,000 relating to our office space, six assisted living facilities and three skilled nursing facilities.
      Purchase obligations are comprised of unfunded construction commitments and contingent purchase obligations. At December 31, 2004, we had outstanding construction financings of $26,183,000 ($25,463,000 for leased properties and $720,000 for construction loans) and were committed to providing additional financing of approximately $3,833,000 to complete construction. At December 31, 2004, we had contingent purchase obligations totaling $82,815,000. These contingent purchase obligations primarily relate to deferred acquisition fundings. Deferred acquisition fundings are contingent upon a tenant satisfying certain conditions in the lease. Upon funding, amounts due from the tenant are increased to reflect the additional investment in the property.
  Capital Structure
      As of December 31, 2004, we had stockholders’ equity of $1,335,279,000 and a total outstanding debt balance of $1,186,225,000, which represents a debt to total book capitalization ratio of 47%. Our ratio of debt to market capitalization was 34% at December 31, 2004. For the year ended December 31, 2004, our coverage ratio of EBITDA to interest was 3.24 to 1.00. For the year ended December 31, 2004, our coverage ratio of EBITDA to fixed charges was 2.77 to 1.00. Also, at December 31, 2004, we had $19,763,000 of cash and cash equivalents and $189,000,000 of available borrowing capacity under our unsecured lines of credit arrangements.
      Our debt agreements contain various covenants, restrictions and events of default. Among other things, these provisions require us to maintain certain financial ratios and minimum net worth and impose certain limits on our ability to incur indebtedness, create liens and make investments or acquisitions. As of December 31, 2004, we were in compliance with all of the covenants under our debt agreements. None of our debt agreements contain provisions for acceleration which could be triggered by our debt ratings. However, under our unsecured lines of credit arrangements, the ratings on our senior unsecured notes are used to determine the fees and interest payable.
      Our senior unsecured notes are rated Baa3 (stable), BBB-(stable) and BBB- (positive) by Moody’s Investors Service, Standard and Poor’s Investor Service and Fitch Ratings, respectively. We plan to manage the Company to maintain investment grade status with a capital structure consistent with our current profile. Any downgrades in terms of ratings or outlook by any or all of the noted rating agencies could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition.
      As of February 28, 2005, we had an effective shelf registration statement on file with the Securities and Exchange Commission under which we may issue up to $356,794,619 of securities including debt securities, common and preferred stock, depositary shares, warrants and units. We filed a registration statement with the Securities and Exchange Commission on December 1, 2004 for the issuance of up to $1,081,794,619 of securities, which, when effective, will include the $356,794,619 of securities available under the existing shelf registration, less the amount of securities offered and sold in this offering. We anticipate that this shelf registration will become effective in the first half of 2005. Also, as of February 28, 2005, we had an effective registration statement on file in connection with our enhanced DRIP program under which we may issue up to 6,314,213 shares of common stock. As of February 28, 2005, 4,357,361 shares of common stock remained available for issuance under this registration statement. Depending upon market conditions, we anticipate issuing securities under our registration statements to invest in additional health care facilities and to repay borrowings under our unsecured lines of credit arrangements.
Results of Operations

			One year			One year		Two year
	Year ended		change		Year ended	change		change

	Dec. 31, 2002	Dec. 31, 2003	$	%	Dec. 31, 2004	$	%	$	%

Net income available to common stockholders	$55,191	$70,732	$15,541	28%	$72,634	$1,902	3%	$17,443	32%
Funds from operations	96,573	119,463	22,890	24%	146,742	27,279	23%	50,169	52%
Funds available for distribution	87,317	104,535	17,218	20%	132,950	28,415	27%	45,633	52%
EBITDA	155,208	199,349	44,141	28%	238,264	38,915	20%	83,056	54%
      Net income available to common stockholders for the year ended December 31, 2004 totaled $72,634,000, or $1.39 per diluted share, as compared with $70,732,000, or $1.60 per diluted share, for the same period in 2003 and $55,191,000, or $1.48 per diluted share, for the same period in 2002. Net income available to common stockholders increased on a year-to-date basis primarily due to an increase in rental income offset by increases in interest expense and provision for depreciation. These changes are discussed in further detail below. Although net income available to common stockholders increased by 3% from 2003 and 32% from 2002, it decreased on a per share basis primarily due to significantly higher outstanding shares. On a fully diluted basis, average common shares outstanding for the year ended December 31, 2004 were 52,082,000, an 18% increase from 44,201,000 for the same period in 2003 and a 40% increase from 37,301,000 for the same period in 2002. The increase in fully diluted average common shares outstanding is primarily the result of public and private common stock offerings, common stock issuances pursuant to our DRIP and conversions of preferred stock into common stock. The following table represents the changes in outstanding common stock for the period from January 1, 2003 to December 31, 2004 (in thousands):

	Year ended

	Dec. 31, 2003	Dec. 31, 2004	Totals

Beginning balance	40,086	50,361	40,086
Public/private offerings	5,263		5,263
DRIP issuances	2,277	1,533	3,810
Preferred stock conversions	2,224	369	2,593
Other issuances	511	662	1,173

Ending balance	50,361	52,925	52,925

      FFO for the year ended December 31, 2004 totaled $146,742,000, or $2.82 per diluted share, as compared with $119,463,000, or $2.70 per diluted share, for the same period in 2003 and $96,573,000, or $2.59 per diluted share, for the same period in 2002. The increase in FFO is primarily due to increases in net income available to common stockholders and the provision for depreciation. FAD for the year ended December 31, 2004 totaled $132,950,000, or $2.55 per diluted share, as compared to $104,535,000, or $2.36 per diluted share, for the same period in 2003 and $87,317,000, or $2.34 per diluted share, for the same period in 2002. The increase in FAD is primarily due to increases in net income available to common stockholders and the provision for depreciation offset by changes in rental income in excess of cash received. Please refer to the discussion of “Non-GAAP Financial Measures” below for further information regarding FFO and FAD and for reconciliations of FFO and FAD to NICS.

      EBITDA for the year ended December 31, 2004 totaled $238,264,000, as compared with $199,349,000 for the same period in 2003 and $155,208,000 for the same period in 2002. The increase in EBITDA is primarily due to increases in net income, interest expense and provision for depreciation. Our coverage ratio of EBITDA to total interest was 3.24 times for the year ended December 31, 2004 as compared with 3.50 times for the same period in 2003 and 3.67 times for the same period in 2002. Our coverage ratio of EBITDA to fixed charges was 2.77 times for the year ended December 31, 2004 as compared with 3.01 times for the same period in 2003 and 2.84 times for the same period in 2002. Our coverage ratios declined from the prior years primarily due to the fact that interest expense increased 29% to $73,431,000 from $56,912,000 in 2003 and 74% from $42,271,000 in 2002, whereas EBITDA only increased by 20% from 2003 and 54% from 2002. The increase in interest expense is discussed in further detail below. Please refer to the discussion of “Non-GAAP Financial Measures” below for further information regarding EBITDA and a reconciliation of EBITDA and net income.
      Revenues were comprised of the following (dollars in thousands):

			One year			One year		Two year
	Year ended		change		Year ended	change		change

	Dec. 31, 2002	Dec. 31, 2003	$	%	Dec. 31, 2004	$	%	$	%

Rental income	$120,993	$172,212	$51,219	42%	$226,095	$53,883	31%	$105,102	87%
Interest income	26,525	20,768	(5,757)	-22%	22,818	2,050	10%	(3,707)	-14%
Transaction fees and other income	2,802	3,759	957	34%	2,432	(1,327)	-35%	(370)	-13%
Prepayment fees					50	50	n/a	50	n/a

Totals	$150,320	$196,739	$46,419	31%	$251,395	$54,656	28%	$101,075	67%

      The increase in gross revenues is primarily attributable to increased rental income resulting from the acquisitions of new properties for which we receive rent offset by sales of real property. Investments for the year ended December 31, 2004 included the acquisition of 22 assisted living facilities and 52 skilled nursing facilities for $518,891,000, including the assumption of debt totaling $14,555,000. The remaining $38,211,000 of real property investments related primarily to funding of construction and renovations on existing facilities. Of this amount, $9,523,000 related to construction advances on two assisted living facilities. For the same period in 2003, we acquired 69 assisted living facilities and 26 skilled nursing facilities for $474,385,000. However, the prior year acquisitions included the assumption of debt totaling $101,243,000 and the issuance of preferred stock totaling $26,500,000, resulting in $346,643,000 of cash disbursed for the acquisitions. In addition, we advanced $63,770,000 relating to construction and renovations on existing facilities. Of this amount, $29,496,000 related to construction advances on three assisted living facilities and one specialty care facility. We converted $36,794,000 of completed construction projects relating to one assisted living facility and the specialty care facility into operating lease properties in 2003. For the same period in 2002, we acquired 24 assisted living facilities, 21 skilled nursing facilities and one specialty care facility for $354,672,000. However, the 2002 acquisitions included the assumption of debt which reduced the amount funded by $2,248,000, resulting in $352,424,000 of cash disbursed for the acquisitions. In addition, we advanced $57,282,000 relating to construction and renovations on existing facilities. Of this amount, $19,595,000 related to construction advances on three assisted living facilities and one specialty care facility. During the year ended December 31, 2004, we sold four assisted living facilities, two skilled nursing facilities and one specialty care facility, generating $37,567,000 of net proceeds. For the same period in 2003, we sold 14 assisted living facilities, two skilled nursing facilities and one parcel of land, generating $65,455,000 of net proceeds. For the same period in 2002, we sold nine assisted living facilities, generating $52,279,000 of net proceeds.

      As discussed above, prior to June 2004, our standard lease structure contained fixed annual rental escalators, which were generally recognized on a straight-line basis over the minimum lease period. Beginning in June 2004, our new standard lease structure contains annual rental escalators that are contingent upon changes in the Consumer Price Index and/or changes in the gross operating revenues of the property. These escalators are not fixed, so no straight-line rent is recorded; however, rental income is recorded based on the contractual cash rental payments due for the period. While this change does not affect our cash flow or our ability to pay dividends, it is anticipated that we will generate additional organic growth and minimize non-cash straight-line rent over time. If gross operating revenues at our facilities and/or the Consumer Price Index do not increase, a portion of our revenues may not continue to increase. Sales of real property would offset revenue increases and, to the extent that they exceed new acquisitions, could result in decreased revenues. Our leases could renew above or below current rent rates, resulting in an increase or decrease in rental income. As of December 31, 2004, we had no leases expiring prior to 2009.
      Interest income decreased from 2002 primarily due to lower average yields on our loans receivable and non-recognition of interest income related to loans on non-accrual. Interest income increased from 2003 primarily due to a full year of interest income on loans made in 2003 and recognition of interest income related to our mortgage loans with Doctors Community Healthcare Corporation as a result of the bankruptcy resolution. Transaction fees and other income fluctuated primarily due to the $902,000 gain from the sale of our investment in Atlantic Healthcare Finance L.P. in October 2003 and the resulting lack of income subsequent to the date of sale.
      Expenses were comprised of the following (dollars in thousands):

	Year ended		One year change		Year ended	One year change		Two year change

	Dec. 31, 2002	Dec. 31, 2003	$	%	Dec. 31, 2004	$	%	$	%

Interest expense	$38,190	$52,811	$14,621	38%	$71,994	$19,183	36%	$33,804	89%
Provision for depreciation	34,907	49,349	14,442	41%	73,036	23,687	48%	38,129	109%
General and administrative	9,665	11,483	1,818	19%	16,585	5,102	44%	6,920	72%
Loan expense	2,373	2,921	548	23%	3,393	472	16%	1,020	43%
Impairment of assets	2,298	2,792	494	21%	314	(2,478)	-89%	(1,984)	-86%
Loss on extinguishment of debt	403		(403)	n/a				(403)	n/a
Provision for loan losses	1,000	2,870	1,870	187%	1,200	(1,670)	-58%	200	20%

Totals	$88,836	$122,226	$33,390	38%	$166,522	$44,296	36%	$77,686	87%

      The increase in total expenses is primarily attributable to increases in interest expense, the provision for depreciation and general and administrative expenses. The increases in interest expense are primarily due to higher average borrowings and changes in the amount of capitalized interest offsetting interest expense. This was partially offset by lower average interest rates and savings generated from interest rate swap agreements. In September 2002, we issued $150,000,000 of 8.0% senior unsecured notes, maturing in September 2012, at an effective yield of 8.05%, resulting in 12 months of expense in the current year as compared to three months of expense in 2002 and 12 months of expense in 2003. In March 2003, we issued $100,000,000 of 8.0% senior unsecured notes, maturing in September 2012, at an effective yield of 7.40%, resulting in nine months of interest expense in 2003 compared to 12 months of expense in the current year. In November 2003, we issued $250,000,000 of 6.0% senior unsecured notes, maturing in November 2013, resulting in 12 months of expense in the current year as compared to no expense in 2002 and one month of expense in 2003. In September 2004, we issued $50,000,000 of 6.0% senior unsecured notes, maturing in November 2013, at an effective yield of 5.68% resulting in three months of expense in the current year as compared to no expense in the prior years. Additionally, during the year ended December 31, 2004 we had an average daily outstanding balance of $54,770,000 under our unsecured lines of credit arrangements compared to $61,677,000 and $69,180,000 during the same periods in 2003 and 2002, respectively. Also, in 2004, we assumed $14,555,000 of secured debt with weighted average interest rates of 7.50% in conjunction with new acquisitions. In 2003, we assumed $101,243,000 of secured debt with weighted average interest rates of 7.39% in conjunction with new acquisitions. In 2002, we assumed $2,248,000 of secured debt with weighted average interest rates of 7.75% in conjunction with new acquisitions. Effective April 15, 2004, we repaid our $40,000,000 8.0% senior unsecured notes, which will result in a decrease of interest expense of $3,200,000 on an annualized basis. If we borrow under our unsecured lines of credit arrangements, issue additional senior unsecured notes or assume additional secured debt, our interest expense will increase.
      We capitalize certain interest costs associated with funds used to finance the construction of properties owned directly by us. The amount capitalized is based upon the borrowings outstanding during the construction period using the rate of interest that approximates our cost of financing. Our interest expense is reduced by the amount capitalized. Capitalized interest for the years ended December 31, 2002, 2003 and 2004 totaled $170,000, $1,535,000 and $875,000, respectively.
      On May 6, 2004, we entered into two interest rate swap agreements (the “Swaps”) for a total notional amount of $100,000,000 to hedge changes in fair value attributable to changes in the LIBOR swap rate of $100,000,000 of fixed rate debt with a maturity date of November 15, 2013. The Swaps are treated as fair-value hedges for accounting purposes and we utilize the short-cut method in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The Swaps are with highly rated counterparties in which we receive a fixed rate of 6.0% and pay a variable rate based on six-month LIBOR plus a spread. For the year ended December 31, 2004, we generated $1,770,000 of savings related to our Swaps that was recorded as a reduction of interest expense. We had no interest rate swap agreements outstanding at December 31, 2003 or December 31, 2002.
      The provision for depreciation increased primarily as a result of additional investments in properties owned directly by us offset by sales of real property. See the discussion of rental income above for additional details. To the extent that we acquire or dispose of additional properties in the future, our provision for depreciation will change accordingly.
      General and administrative expenses as a percentage of revenues (including revenues from discontinued operations) for the year ended December 31, 2004, were 6.54% as compared with 5.55% and 5.79% for the same periods in 2003 and 2002, respectively. Approximately one-half of the increases from 2002 and 2003 are related to costs associated with our initiatives to attract and retain appropriate personnel to achieve our business objectives. The remainder is comprised of increases relating to professional services fees (including costs associated with SOX compliance), taxes and transition costs associated with the removal of an underperforming operator in December 2004.
      The increase in loan expense was primarily due to the additional amortization of costs related to amending our primary unsecured line of credit arrangement, costs related to obtaining consents to modify the covenant packages of our senior unsecured notes and costs related to senior unsecured notes issued in 2003 and 2004.
      In May 2003, we announced the amendment and extension of our primary unsecured line of credit arrangement. The line of credit was expanded to $225,000,000 and extended to expire in May 2006 (with the ability to extend for one year at our discretion if we are in compliance with all covenants). In August 2003, we further amended the line of credit to modify certain financial covenants that enhanced our financial flexibility and aligned our covenant package with other investment-grade REITs. Finally, in December 2003 and January 2004, we expanded this line of credit to $310,000,000.
      In August and September 2003, we solicited the consents of registered holders of our senior unsecured notes to the adoption of certain amendments to the supplemental indentures to modify the indentures to require us to (a) limit the use of secured debt to 40% of undepreciated assets, (b) limit total debt to 60% of undepreciated total assets, and (c) maintain total unencumbered assets at 150% of total unsecured debt. These amendments to all of our then outstanding senior unsecured notes were intended to modernize the covenant package and make it consistent with other investment-grade REITs.
      During the year ended December 31, 2004, it was determined that the projected undiscounted cash flows from a property did not exceed its related net book value and an impairment charge of $314,000 was recorded to reduce the property to its estimated fair market value. The estimated fair market value was determined by an offer to purchase received from a third party. During the year ended December 31, 2003, it was determined that the projected undiscounted cash flows from a property did not exceed its related net book value and an impairment charge of $2,792,000 was recorded to reduce the property to its estimated fair market value. The estimated fair market value of the property was determined by an independent appraisal. During the year ended December 31, 2002, it was determined that the projected undiscounted cash flows from three properties did not exceed their related net book values and impairment charges of $2,298,000 were recorded to reduce the properties to their estimated fair market values. The estimated fair market values of the properties were determined by offers to purchase received from third parties or estimated net sales proceeds.
      In April 2002, we purchased $35,000,000 of our outstanding senior unsecured notes that were due in 2003 and recorded a charge of $403,000 in connection with this early extinguishment. No such transactions or charges occurred in 2003 or 2004.
      The provision for loan losses is related to our critical accounting estimate for the allowance for loan losses and is discussed below in “Critical Accounting Policies.” Due to collectibility concerns related to portions of our loan portfolio, we increased our allowance for losses on loans receivable by an additional $1,870,000 for the year ended December 31, 2003.
      Other items were comprised of the following (dollars in thousands):

								Two year
	Year ended		One year change		Year ended	One year change		change

	Dec. 31, 2002	Dec. 31, 2003	$	%	Dec. 31, 2004	$	%	$	%

Gain (loss) on sales of properties	$(1,032)	$4,139	$5,171	-501%	$(143)	$(4,282)	-103%	$889	-86%
Discontinued operations, net	7,207	4,088	(3,119)	-43%	641	(3,447)	-84%	(6,566)	-91%
Preferred dividends	(12,468)	(9,218)	3,250	-26%	(12,737)	(3,519)	38%	(269)	2%
Preferred stock redemption charge		(2,790)	(2,790)	n/a		2,790	-100%		n/a

Totals	$(6,293)	$(3,781)	$2,512	-40%	$(12,239)	$(8,458)	224%	$(5,946)	94%

      During the years ended December 31, 2002, 2003 and 2004, we sold properties with carrying values of $53,311,000, $61,316,000 and $37,710,000 for net losses of $1,032,000, net gains of $4,139,000 and net losses of $143,000, respectively. In August 2001, the Financial Accounting Standards Board issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is effective for fiscal years beginning after December 15, 2001. We adopted the standard effective January 1, 2002. In accordance with Statement No. 144, we have reclassified the income and expenses attributable to the properties sold subsequent to January 1, 2002 to discontinued operations. These properties generated $7,207,000, $4,088,000 and $641,000 of income after deducting depreciation and interest expense from rental revenue for the years ended December 31, 2002, 2003 and 2004, respectively. Please refer to Note 15 of our audited consolidated financial statements for further discussion.
      The increase in preferred dividends is primarily due to the increase in average outstanding preferred shares. We issued 3,000,000 shares of 8.875% Series B Cumulative Redeemable Preferred Stock in May 1998, and 3,000,000 shares of 9.0% Series C Cumulative Convertible Preferred Stock in January 1999. We issued 4,000,000 shares of 7.875% Series D Cumulative Redeemable Preferred Stock in July 2003 and used the proceeds to redeem our outstanding Series B Preferred Stock. We issued 7,000,000 shares of 7.625% Series F Cumulative Redeemable Preferred Stock in September 2004. During the year ended December 31, 2002, the holder of our Series C Preferred Stock converted 900,000 shares into 878,049 shares of our common stock, leaving 2,100,000 of such shares outstanding at December 31, 2002. During the year ended December 31, 2003, the holder of our Series C Preferred Stock converted 2,100,000 shares into 2,048,781 shares of our common stock, leaving no such shares outstanding at December 31, 2003. We issued 1,060,000 shares of 6% Series E Cumulative Convertible and Redeemable Preferred Stock in September 2003. During the year ended December 31, 2003, certain holders of our Series E Preferred Stock converted 229,556 shares into 175,714 shares of our common stock, leaving 830,444 of such shares outstanding at December 31, 2003. During the year ended December 31, 2004, certain holders of our Series E Preferred Stock converted 480,399 shares into 367,724 shares of our common stock, leaving 350,045 of such shares outstanding at December 31, 2004.
      As noted above, in July 2003, we closed a public offering of 4,000,000 shares of 7.875% Series D Cumulative Redeemable Preferred Stock. A portion of the proceeds from this offering were used to redeem all 3,000,000 shares of our 8.875% Series B Cumulative Redeemable Preferred Stock on July 15, 2003. In accordance with Emerging Issues Task Force (“EITF”) Topic D-42, the costs to issue these securities were recorded as a non-cash, non-recurring charge of $2,790,000, or $0.06 per diluted share, in the third quarter of 2003 to reduce net income available to common stockholders. No such transactions or charges occurred in 2002 or 2004.
Non-GAAP Financial Measures
      We believe that net income, as defined by U.S. GAAP, is the most appropriate earnings measurement. However, we consider FFO and FAD to be useful supplemental measures of our operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (“NAREIT”) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FAD represents FFO excluding the non-cash straight-line rental adjustments. Additionally, our historical results include an adjustment for a preferred stock redemption charge for the year ended December 31, 2003 but exclude adjustments for impairment charges.
      In August 2003, we adopted the SEC clarification of EITF Topic D-42. To implement the clarified accounting pronouncement, our 2003 results reflect a reduction in net income available to common stockholders resulting from a non-cash, non-recurring charge of $2,790,000, or

$0.06 per diluted share, due to the redemption of our 8.875% Series B Cumulative Redeemable Preferred Stock in July 2003. NAREIT has issued its recommendation that preferred stock redemption charges should not be added back to net income in the calculation of FFO. Although we have adopted this recommendation, we have also disclosed FFO and FAD adjusted for the preferred stock redemption charge for enhanced clarity. Additionally, we believe that the nature of the charge is non-recurring because there was not a similar charge during the two preceding years and we do not anticipate a similar charge in the succeeding two years.
      In October 2003, NAREIT informed its member companies that the SEC had changed its position on certain aspects of the NAREIT FFO definition, including impairment charges. Previously, the SEC accepted NAREIT’s view that impairment charges were effectively an early recognition of an expected loss on an impending sale of property and thus should be added back to net income in the calculation of FFO and FAD similar to other gains and losses on sales. However, the SEC’s clarified interpretation is that recurring impairments taken on real property may not be added back to net income in the calculation of FFO and FAD. We have adopted this interpretation and have not added back impairment charges of $2,298,000, or $0.06 per diluted share, recorded for the year ended December 31, 2002, $2,792,000, or $0.06 per diluted share, recorded for the year ended December 31, 2003 and $314,000, or $0.01 per diluted share, recorded for the year ended December 31, 2004.
      EBITDA stands for earnings before interest, taxes, depreciation and amortization. Additionally, we exclude the non-cash provision for loan losses in calculating EBITDA. We believe that EBITDA, along with net income and cash flow provided from operating activities, is an important supplemental measure because it provides additional information to assess and evaluate the performance of our operations. Additionally, restrictive covenants in our long-term debt arrangements contain financial ratios based on EBITDA. We primarily utilize EBITDA to measure our interest coverage ratio, which represents EBITDA divided by total interest, and our fixed charge coverage ratio, which represents EBITDA divided by fixed charges. Fixed charges include total interest and preferred dividends.
      FFO, FAD and EBITDA are financial measures that are widely used by investors, equity and debt analysts and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Management uses these financial measures to facilitate internal and external comparisons to our historical operating results, in making operating decisions and for budget planning purposes. Additionally, FFO and FAD are internal evaluation metrics utilized by the Board of Directors to evaluate management. FFO, FAD and EBITDA do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, FFO, FAD and EBITDA, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.

      The table below reflects the reconciliation of FFO to net income available to common stockholders, the most directly comparable U.S. GAAP measure, for the periods presented. The provision for depreciation includes provision for depreciation from discontinued operations. Amounts are in thousands except for per share data.

	Year ended

	December 31	December 31	December 31
	2002	2003	2004

FFO Reconciliation:
Net income available to common stockholders	$55,191	$70,732	$72,634
Provision for depreciation	40,350	52,870	74,015
Loss (gain) on sales of properties	1,032	(4,139)	143
Prepayment fees			(50)

Funds from operations	96,573	119,463	146,742
Preferred stock redemption charge		2,790

Funds from operations — adjusted	$96,573	$122,253	$146,742
Average common shares outstanding:
Basic	36,702	43,572	51,544
Diluted	37,301	44,201	52,082
Per share data:
Net income available to common stockholders
Basic	$1.50	$1.62	$1.41
Diluted	1.48	1.60	1.39
Funds from operations
Basic	$2.63	$2.74	$2.85
Diluted	2.59	2.70	2.82
Funds from operations — adjusted
Basic	$2.63	$2.81	$2.85
Diluted	2.59	2.77	2.82

      The table below reflects the reconciliation of FAD to net income available to common stockholders, the most directly comparable U.S. GAAP measure, for the periods presented. The provision for depreciation includes provision for depreciation from discontinued operations. Amounts are in thousands except for per share data.

	Year ended

	December 31	December 31	December 31
	2002	2003	2004

FAD Reconciliation:
Net income available to common stockholders	$55,191	$70,732	$72,634
Provision for depreciation	40,350	52,870	74,015
Loss (gain) on sales of properties	1,032	(4,139)	143
Prepayment fees			(50)
Rental income in excess of cash received	(9,256)	(14,928)	(13,792)

Funds available for distribution	87,317	104,535	132,950
Preferred stock redemption charge		2,790

Funds available for distribution — adjusted	$87,317	$107,325	$132,950
Average common shares outstanding:
Basic	36,702	43,572	51,544
Diluted	37,301	44,201	52,082
Per share data:
Net income available to common stockholders
Basic	$1.50	$1.62	$1.41
Diluted	1.48	1.60	1.39
Funds available for distribution
Basic	$2.38	$2.40	$2.58
Diluted	2.34	2.36	2.55
Funds available for distribution — adjusted
Basic	$2.38	$2.46	$2.58
Diluted	2.34	2.43	2.55

      The table below reflects the reconciliation of EBITDA to net income, the most directly comparable U.S. GAAP measure, for the periods presented. The provision for depreciation and interest expense includes provision for depreciation and interest expense from discontinued operations. Amortization includes amortization of deferred loan expenses, restricted stock and stock options. Dollars are in thousands.

	Year ended

	December 31		December 31		December 31
	2002		2003		2004

EBITDA Reconciliation:
Net income	$67,659		$82,740		$85,371
Interest expense	42,101		55,377		72,556
Capitalized interest	170		1,535		875
Provision for depreciation	40,350		52,870		74,015
Amortization	3,928		3,957		4,247
Provision for loan losses	1,000		2,870		1,200

EBITDA	$155,208		$199,349		$238,264
Interest Coverage Ratio:
Interest expense	$42,101		$55,377		$72,556
Capitalized interest	170		1,535		875

Total interest	42,271		56,912		73,431
EBITDA	$155,208		$199,349		$238,264

Interest coverage ratio	3.67	x	3.50	x	3.24	x
Fixed Charge Coverage Ratio:
Total interest	$42,271		$56,912		$73,431
Preferred dividends	12,468		9,218		12,737

Total fixed charges	54,739		66,130		86,168
EBITDA	$155,208		$199,349		$238,264

Fixed charge coverage ratio	2.84	x	3.01	x	2.77	x
Critical Accounting Policies
      Our consolidated financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions. Management considers an accounting estimate or assumption critical if:

•	the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

•	the impact of the estimates and assumptions on financial condition or operating performance is material.
      Management has discussed the development and selection of its critical accounting policies with the Audit Committee of the Board of Directors and the Audit Committee has reviewed the disclosure presented below relating to them. Management believes the current assumptions and other considerations used to estimate amounts reflected in our consolidated financial statements are appropriate and are not reasonably likely to change in the future. However, since these estimates require assumptions to be made that were uncertain at the time the estimate was made, they bear the risk of change. If actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our consolidated financial statements, the resulting changes could have a material adverse effect on our consolidated results of operations, liquidity and/or financial condition. Please refer to Note 1 of our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2004, for further information on significant accounting policies that impact us. There have been no material changes to these policies in 2004, except for the new policy regarding the fair value of derivative instruments.
      We adopted the fair value-based method of accounting for share-based payments effective January 1, 2003 using the prospective method described in FASB Statement No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. Because Statement 123(R) must be applied not only to new awards but to previously granted awards that are not fully vested on the effective date of Statement 123(R), and because we adopted Statement 123 using the prospective transition method (which applied only to awards granted, modified or settled after the adoption date of Statement 123), compensation cost for some previously granted awards that were not recognized under Statement 123 will be recognized under Statement 123(R). However, had we adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share in Note 9 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2004. We do not expect the adoption of Statement 123(R) to have a material impact on the consolidated financial statements.
      The following table presents information about our critical accounting policies, as well as the material assumptions used to develop each estimate:

Nature of Critical	Assumptions/
Accounting Estimate	Approach Used

Allowance for Loan Losses
We maintain an allowance for loan losses in accordance with Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, as amended, and SEC Staff Accounting Bulletin No. 102, Selected Loan Loss Allowance Methodology and Documentation Issues. The allowance for loan losses is maintained at a level believed adequate to absorb potential losses in our loans receivable. The determination of the allowance is based on a quarterly evaluation of all outstanding loans. If this evaluation indicates that there is a greater risk of loan charge-offs, additional allowances or placement on non-accrual status may be required. A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due as scheduled according to the contractual terms of the original loan agreement. Consistent with this definition, all loans on non-accrual are deemed impaired. To the extent circumstances improve and the risk of collectibility is diminished, we will return these loans to full accrual status.	The determination of the allowance is based on a quarterly evaluation of all outstanding loans, including general economic conditions and estimated collectibility of loan payments and principal. We evaluate the collectibility of our loans receivable based on a combination of factors, including, but not limited to, delinquency status, historical loan charge-offs, financial strength of the borrower and guarantors and value of the underlying property.

For the year ended December 31, 2004 we recorded $1,200,000 as provision for loan losses, resulting in an allowance for loan losses of $5,261,000 relating to loans with outstanding balances of $41,277,000 at December 31, 2004. During the fourth quarter of 2004, we transitioned a portfolio of 11 properties from an underperforming operator to three new operators. Primarily as a result of the transition, we incurred a $3,764,000 write-off relating to outstanding loans with the prior operator. Also at December 31, 2004, we had loans with outstanding balances of $35,918,000 on non-accrual status.

Depreciation and Useful Lives
Substantially all of the properties owned by us are leased under operating leases and are recorded at cost. The cost of our real property is allocated to land, buildings, improvements and intangibles in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. The allocation of the acquisition costs of properties is based on appraisals commissioned from independent real estate appraisal firms.	We compute depreciation on our properties using the straight-line method based on their estimated useful lives which range from 15 to 40 years for buildings and five to 15 years for improvements.

For the year ended December 31, 2004, we recorded $58,671,000 and $15,344,000 as provision for depreciation relating to buildings and improvements, respectively. The average useful life of our buildings and improvements was

Nature of Critical	Assumptions/
Accounting Estimate	Approach Used

30.7 years and 9.2 years, respectively, at December 31, 2004.

Impairment of Long-Lived Assets
We review our long-lived assets for potential impairment in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets. An impairment charge must be recognized when the carrying value of a long-lived asset is not recoverable. The carrying value is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If it is determined that a permanent impairment of a long-lived asset has occurred, the carrying value of the asset is reduced to its fair value and an impairment charge is recognized for the difference between the carrying value and the fair value.	The net book value of long-lived assets is reviewed quarterly on a property by property basis to determine if there are indicators of impairment. These indicators may include anticipated operating losses at the property level, the tenant’s inability to make rent payments, a decision to dispose of an asset before the end of its estimated useful life and changes in the market that may permanently reduce the value of the property. If indicators of impairment exist, then the undiscounted future cash flows from the most likely use of the property are compared to the current net book value. This analysis requires us to determine if indicators of impairment exist and to estimate the most likely stream of cash flows to be generated from the property during the period the property is expected to be held.

During the year ended December 31, 2004, it was determined that the projected undiscounted cash flows from a property did not exceed its related net book value and an impairment charge of $314,000 was recorded to reduce the property to its estimated fair market value. The estimated fair market value was determined by an offer to purchase received from a third party.

Fair Value of Derivative Instruments
The valuation of derivative instruments is accounted for in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), as amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS 133, as amended, requires companies to record derivatives at fair market value on the balance sheet as assets or liabilities.	The valuation of derivative instruments requires us to make estimates and judgments that affect the fair value of the instruments. Fair values for our derivatives are estimated by a third party consultant, which utilizes pricing models that consider forward yield curves and discount rates. Such amounts and the recognition of such amounts are subject to significant estimates which may change in the future. At December 31, 2004, we participated in two interest rate swap agreements related to our long-term debt. At December 31, 2004, the swaps were reported at their fair value as a $4,206,000 other asset. For the year ended December 31, 2004, we generated $1,770,000 of savings related to our swaps that was recorded as a reduction in interest expense.

Revenue Recognition
Revenue is recorded in accordance with Statement of Financial Accounting Standards No. 13, Accounting for Leases, and SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, as amended (“SAB 101”). SAB 101 requires that revenue be recognized after four basic criteria are met. These four criteria include persuasive evidence of an arrangement, the rendering of service, fixed and determinable income and reasonably assured collectibility. If the collectibility of revenue is determined incorrectly, the amount and timing of our reported revenue could be significantly affected. Interest income on loans is recognized as earned based upon the principal amount outstanding subject to an evaluation of collectibility risk. Prior to June 2004, our standard lease structure contained fixed annual rental escalators, which were generally recognized on a straight-line basis over the	We evaluate the collectibility of our revenues and related receivables on an on-going basis. We evaluate collectibility based on assumptions and other considerations including, but not limited to, the certainty of payment, payment history, the financial strength of the investment’s underlying operations as measured by cash flows and payment coverages, the value of the underlying collateral and guaranties and current economic conditions.

If our evaluation indicates that collectibility is not reasonably assured, we may place an investment on non- accrual or reserve against all or a portion of current income as an offset to revenue.

For the year ended December 31, 2004 we recognized $22,818,000 of interest income and $228,277,000 of rental income, including discontinued operations. Rental income

Nature of Critical	Assumptions/
Accounting Estimate	Approach Used

initial lease period. Beginning in June 2004, our new standard lease structure contains annual rental escalators that are contingent upon changes in the Consumer Price Index and/or changes in the gross operating revenues of the property. These escalators are not fixed, so no straight-line rent is recorded; however, rental income is recorded based on the contractual cash rental payments due for the period.	includes $13,792,000 of straight-line rental income. At December 31, 2004, our straight-line receivable balance was $62,456,000. Also at December 31, 2004, we had loans with outstanding balances of $35,918,000 on non-accrual status.
Impact of Inflation
      During the past three years, inflation has not significantly affected our earnings because of the moderate inflation rate. Additionally, our earnings are primarily long-term investments with fixed rates of return. These investments are mainly financed with a combination of equity, senior unsecured notes and borrowings under our lines of credit arrangements. During inflationary periods, which generally are accompanied by rising interest rates, our ability to grow may be adversely affected because the yield on new investments may increase at a slower rate than new borrowing costs. Presuming the current inflation rate remains moderate and long-term interest rates do not increase significantly, we believe that inflation will not impact the availability of equity and debt financing.

MANAGEMENT AND DIRECTORS
      The following table sets forth certain information regarding our executive officers and directors:
Executive Officers

Name	Age	Office

George L. Chapman	57	Chairman of the Board and Chief Executive Officer
Raymond W. Braun	47	President and Chief Financial Officer
Erin C. Ibele	43	Vice President and Corporate Secretary
Charles J. Herman, Jr.	39	Vice President and Chief Investment Officer
Scott A. Estes	34	Vice President, Finance
Jeffrey H. Miller	45	Vice President and General Counsel
Michael A. Crabtree	48	Treasurer
Board of Directors

Name	Age	Position

William C. Ballard, Jr.	64	Of Counsel, Greenebaum Doll & McDonald PLLC and Director, UnitedHealth Group Incorporated
Pier C. Borra	65	Chairman and Chief Executive Officer of CORA Health Services, Inc.
George L. Chapman	57	Chairman of the Board and Chief Executive Officer
Thomas J. DeRosa	47	Former Vice-Chairman and Chief Financial Officer of The Rouse Company
Jeffrey H. Donahue	59	President and Chief Executive Officer of The Enterprise Social Investment Corporation and former Executive Vice President and Chief Financial Officer of The Rouse Company
Peter J. Grua	51	Managing Partner of HLM Venture Partners
Sharon M. Oster	56	Professor of Management and Entrepreneurship, Yale University School of Management and Director of The Aristotle Corporation and Transpro, Inc.
Bruce G. Thompson	75	President of First Toledo Corporation and Director of Kingston HealthCare Company
R. Scott Trumbull	56	Chairman and Chief Executive Officer of Franklin Electric Co., Inc. and former Executive Vice President and Chief Financial Officer of Owens-Illinois, Inc.

DESCRIPTION OF THE NOTES
      The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the prospectus, to which reference is hereby made. The following summary is qualified in its entirety by reference to the Indenture referred to in the prospectus, and the Supplemental Indenture. Capitalized terms not otherwise defined herein shall have the meanings given them in the prospectus. In this section, unless specifically noted otherwise, the terms “we,” “us,” and “our” refer only to Health Care REIT, Inc., and not its subsidiaries.
General
      The notes will be issued as a separate series of debt securities under a fourth supplemental indenture (the “Supplemental Indenture”), between us and The Bank of New York Trust Company, N.A. (the “Trustee”), as successor to Fifth Third Bank. The notes initially will be limited in aggregate principal amount to $250,000,000. This series may be re-opened and we may from time to time issue additional notes of the same series. The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. The notes will be evidenced by a global note in book-entry form, except under the limited circumstances described under “Book-Entry System” below. The notes will not be listed on any national securities exchange or traded on the Nasdaq system.
      The notes will mature on May 15, 2015 (unless earlier redeemed). The notes will bear interest from April 29, 2005 at the rate per year shown on the front cover of this prospectus supplement payable semi-annually on May 15 and November 15 of each year, commencing November 15, 2005, to the persons in whose names the notes are registered at the close of business on May 1 or November 1, as the case may be, next preceding such interest payment date. If an interest payment date or the maturity date falls on a day that is not a business day, the related payment of principal or interest will be made on the next business day as if made on the date payment was due and no interest will accrue on the amount payable for the period from and after that interest payment date or the maturity date.
      The notes will be senior unsecured obligations of ours and will rank equally with each other and with all of our other unsecured and senior indebtedness outstanding from time to time. The notes will not be guaranteed by our subsidiaries. The notes will be effectively subordinated to our secured indebtedness and to all liabilities of our subsidiaries, including certain amounts due under certain credit facilities. See “Description of Other Indebtedness — Credit Facilities” below. Accordingly, such prior indebtedness and liabilities will have to be satisfied in full before you will be able to realize any value from our encumbered or indirectly held properties. As of December 31, 2004, our subsidiaries owned approximately 48% of the real estate investments reflected in our consolidated balance sheets and the liabilities of our subsidiaries were approximately $145,329,000 (approximately $85,556,000 for which we could, under certain circumstances, also be liable). We and our subsidiaries may also incur additional indebtedness, including secured indebtedness, subject to the provisions described below under “— Certain Covenants.”
Certain Covenants
      The notes will not be secured by a mortgage, pledge or other lien. We will covenant in the Supplemental Indenture not to pledge or otherwise subject to any Lien, any of our property or assets or those of our subsidiaries unless the notes are secured by such pledge or Lien equally and ratably with all other obligations secured thereby so long as such other obligations shall be so secured; provided, however, that such covenant does not apply to Liens securing obligations which do not in the aggregate at any one time outstanding exceed 40% of the sum of (i) the Total Assets of us and our consolidated subsidiaries prior to the incurrence of such additional

Liens, and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by us or any subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Liens. In addition, this covenant does not apply to:

(a) Pledges or deposits by us or our subsidiaries under workers’ compensation laws, unemployment insurance laws, social security laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness (as defined below) of us or our subsidiaries), or leases to which we or any of our subsidiaries is a party, or deposits to secure public or statutory obligations of ours or our subsidiaries or deposits of cash or United States Government Bonds to secure surety, appeal, performance or other similar bonds to which we or any of our subsidiaries is a party, or deposits as security for contested taxes or import duties or for the payment of rent;

(b) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens, or Liens arising out of judgments or awards against us or any of our subsidiaries which we or such subsidiary at the time shall be currently prosecuting an appeal or proceeding for review;

(c) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested in good faith and by appropriate proceedings;

(d) Minor survey exceptions, minor encumbrances, easements or reservations of, or rights of, others for rights of way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties;

(e) Liens incidental to the conduct of our business or that of any of our subsidiaries or to the ownership of our or their respective properties that were not incurred in connection with Indebtedness of ours or such subsidiary’s, all of which Liens referred to in this clause (e) do not in the aggregate materially impair the value of the properties to which they relate or materially impair their use in the operation of the business taken as a whole of us and our subsidiaries, and as to all of the foregoing referenced in clauses (a) through (e), only to the extent arising and continuing in the ordinary course of business;

(f) Purchase money Liens on property acquired or held by us or our subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of such property; provided, that (i) any such Lien attaches concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property, and (vi) the aggregate amount of all such Indebtedness on a consolidated basis for us and our subsidiaries shall not at any time exceed $1,000,000;

(g) Liens existing on our balance sheet as of December 31, 2001; and

(h) Any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (a) through (g) inclusive; provided, however, that the amount of any and all obligations and Indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

      We will also covenant in the Supplemental Indenture that we will not create, assume, incur, or otherwise become liable in respect of, any Indebtedness if the aggregate outstanding principal amount of Indebtedness of us and our consolidated subsidiaries is, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, greater than 60% of the sum of (i) the Total Assets of us and our consolidated subsidiaries prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by us or any subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.
      We will also covenant in the Supplemental Indenture that we will have or maintain, on a consolidated basis, as of the last day of each fiscal quarter, Interest Coverage (as defined below) of not less than 150%.
      Finally, we will covenant in the Supplemental Indenture that we will maintain, at all times, Total Unencumbered Assets (as defined below) of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined below) of us and our subsidiaries on a consolidated basis.
      For purposes of the foregoing covenants, the defined terms have the following meanings:
      “Capital Lease” — means at any time any lease of property, real or personal, which, in accordance with generally accepted accounting principles (“GAAP”), would at such time be required to be capitalized on a balance sheet of the lessee.
      “Capitalized Lease Obligations” — means as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a Capital Lease on a balance sheet of such Person under GAAP.
      “Cash” — means as to any Person, such Person’s cash and cash equivalents, as defined in accordance with GAAP consistently applied.
      “EBITDA” — means for any period, with respect to us and our subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of net income (or net loss) for such period plus, the sum of all amounts treated as expenses for: (a) interest, (b) depreciation, (c) amortization, and (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or net loss); provided, however, that net income (or net loss) shall be computed without giving effect to extraordinary losses or gains.
      “Funded Indebtedness” — means as of any date of determination thereof, (i) all Indebtedness of any Person, determined in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of the obligor to a date more than one year from such date, and (ii) the current portion of all such Indebtedness.
      “Indebtedness” — means with respect to any Person, all: (a) liabilities or obligations, direct and contingent, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including, without limitation, contingent liabilities that in accordance with such principles, would be set forth in a specific dollar amount on the liability side of such balance sheet, and Capitalized Lease Obligations of such Person; (b) liabilities or obligations of others for which such Person is directly or indirectly liable, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; (c) liabilities or obligations secured by Liens on any assets of such Person, whether or not such liabilities or obligations shall have been assumed by it; and (d) liabilities or obligations of such Person, direct or contingent, with respect to letters of credit issued for the account of such Person and bankers acceptances created for such Person.
      “Interest Coverage” — means as at the last day of any fiscal quarter, the quotient, expressed as a percentage (which may be in excess of 100%), determined by dividing EBITDA by Interest Expense; all of the foregoing calculated by reference to the immediately preceding four fiscal quarters of ending on such date of determination.
      “Interest Expense” — means for any period, on a combined basis, the sum of all interest paid or payable (excluding unamortized debt issuance costs) on all items of Indebtedness outstanding at any time during such period.
      “Lien” — means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, claim or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.
      “Person” — means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government or any political subdivision thereof.
      “Total Assets” — means on any date, our consolidated total assets and those of our subsidiaries, as such amount would appear on our consolidated balance sheet prepared as of such date in accordance with GAAP.
      “Total Unencumbered Assets” — means on any date, our net real estate investments (valued on a book basis) and those of our subsidiaries that are not subject to any Lien which secures indebtedness for borrowed money by us and our subsidiaries plus, without duplication, loan loss reserves relating thereto, accumulated depreciation thereon plus Cash, as all such amounts would appear on our consolidated balance sheet prepared as of such date in accordance with GAAP.
      “Unsecured Debt” — means Funded Indebtedness less Indebtedness secured by Liens on our property or assets and those of our subsidiaries.
Defeasance and Covenant Defeasance
      The notes are subject to defeasance and covenant defeasance, as described in the Indenture and the Supplemental Indenture. Specifically, we, at our option (a) will be discharged from any and all obligations in respect of the notes (except for certain obligations to register the transfer or exchange of the notes, to replace destroyed, stolen, lost or mutilated notes, and to maintain an office or agency in respect of the notes and hold moneys for payment in trust) or (b) will be released from our obligations to comply with the covenants that are specified under “Certain Covenants” above with respect to the notes, and the occurrence of an event of default described below under “Events of Default” shall no longer be an event of default if, in either case, we irrevocably deposit with the Trustee, in trust, money or U.S. Government obligations that through payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all of the principal of (and premium, if any) and any interest on the notes on the dates such payments are due (which may include one or more redemption dates designated by us) in accordance with the terms of such notes.
      Such a trust may only be established if, among other things, (a) no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the Indenture shall have occurred and be continuing on the date of such deposit, and (b) we shall have delivered an opinion of counsel to the effect that the holders of the notes of such series will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit or defeasance and will be subject to United States Federal income tax in the same manner as if such defeasance had not occurred. In the event we omit to comply with our remaining obligations under the Indenture after a defeasance of the Indenture with respect to the notes and the notes are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and U.S. Government obligations on deposit with the Trustee may be insufficient to pay amounts due on the notes at the time of the acceleration resulting from such event of default. However, we will remain liable in respect of such payments.
Sinking Fund
      The notes are not entitled to any sinking fund payments.
Optional Redemption
      The notes may be redeemed at any time at our option, in whole or from time to time in part, at a redemption price, as determined by us, equal to the sum of (i) the principal amount of the notes (or portion of the notes) being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to the notes (or portion of the notes) (the “Redemption Price”).
      If notice has been given as provided in the Indenture and funds for the redemption of any notes (or any portion thereof) called for redemption shall have been made available on the redemption date referred to in such notice, such notes (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the holders of the notes will be to receive payment of the Redemption Price.
      Notice of any optional redemption of any notes (or any portion of the notes) will be given to holders at their addresses, as shown in the security register for such notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the notes held by such holder to be redeemed.
      We will notify the Trustee at least 30 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of such notes to be redeemed and their redemption date. If less than all of the notes are to be redeemed at our option, the Trustee shall select, in such manner as it shall deem fair and appropriate, the notes to be redeemed in whole or in part.
      As used herein:
      “Make-Whole Amount” — means, in connection with any optional redemption or accelerated payment of any notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below) (determined on the third business day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the notes being redeemed or paid.
      “Reinvestment Rate” — means 0.25% plus the arithmetic mean of the yields under the respective heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month)

corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.
      “Statistical Release” — means that statistical release designated “H.15(519)” or any successor publication that is published weekly by the Federal Reserve System and that establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index that shall be designated by us.
Book-Entry System
      The notes will be issued in the form of one or more fully registered global securities (“Global Securities”) that will be deposited with, or on behalf of The Depository Trust Company (“DTC”), and registered in the name of DTC’s partnership nominee, Cede & Co. Except under the circumstance described below, the notes will not be issuable in definitive form. Unless and until it is exchanged in whole or in part for the individual notes it represents, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor.
      DTC has advised us of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.
      DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC, and EMCC are also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to its participants are on file with the Securities and Exchange Commission.
      Purchases of Global Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Global Securities on DTC’s records. The ownership interest of each actual purchaser of each Global Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for the Global Securities is discontinued.
      To facilitate subsequent transfers, all Global Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Global Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
      Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Global Securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Global Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Principal and interest payments on the Global Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as requested by an authorized representative of DTC) is our responsibility or that of the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.
      DTC may discontinue providing its services as securities depository with respect to the Global Securities at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Global Security certificates are required to be printed and delivered.
      We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Global Security certificates will be printed and delivered.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.
Same-Day Settlement and Payment
      Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of the notes will be made by us in immediately available funds.
      Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.
Events of Default
      In addition to the events of default in the Indenture described in the prospectus, the following constitute events of default under the Supplemental Indenture:

•	We do not pay the principal or any premium on the notes at their maturity date.

•	We default under any of our other indebtedness in an aggregate principal amount exceeding $10,000,000 after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the Trustee or the holders of more than 50% in principal amount of the notes may send the notice.

•	The entry by a court of competent jurisdiction of one or more judgments, orders or decrees against us or any of our subsidiaries in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days.
ADDITIONAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
      On October 22, 2004, the American Jobs Creation Act of 2004 was enacted, which, among other things, modified certain provisions of the Internal Revenue Code of 1986, as amended, relating to REITs. For a summary of these changes and a more detailed discussion of the federal income taxation of holders of our notes and the federal income taxation of REITs, which includes a variety of complex requirements relating to share ownership, income, assets and distributions, please see our Annual Report on Form 10-K for the year ended December 31, 2004 under the heading “Taxation.”
DESCRIPTION OF OTHER INDEBTEDNESS
Credit Facilities
      We have a $310,000,000 unsecured revolving credit facility (the “Credit Facility”) with KeyBank National Association, as Administrative Agent, Deutsche Bank Securities Inc., as

Syndication Agent, and certain lenders signatory thereto, which matures in May 2006, bears annual fees of 20.0 to 37.5 basis points and carries an annual agent’s fee of $50,000. The Credit Facility provides for interest on outstanding borrowings at either LIBOR plus a margin of 85 to 150 basis points or a base rate. The margins on LIBOR or prime rate borrowings and the annual fees are dependent upon various conditions, including our debt rating and the level of borrowings outstanding. At April 22, 2005, we were able to borrow at either LIBOR plus 130 basis points or the base rate.
      The Credit Facility contains customary affirmative and restrictive covenants that, among other things, limit us and our subsidiaries with respect to indebtedness, liabilities, liens, dividends, loans, investments, purchases and fundamental changes to the corporate structure or line of business. We also are required to maintain a minimum tangible net worth of $700,000,000 plus 100% of net issuance proceeds received by us in connection with equity issuances, an interest coverage ratio of not less than 250%, a leverage ratio of not more than 0.60 to 1.00, and a ratio of unencumbered assets to unsecured indebtedness of not less than 1.95 to 1.00, all as defined in the Credit Facility.
      The Credit Facility contains customary events of default, including, among other things, and subject to applicable grace periods, other indebtedness payment defaults, material misrepresentations, covenant defaults, certain bankruptcy events and judgment defaults. We and certain of our subsidiaries are co-borrowers under the Credit Facility.
      We also have an unsecured revolving line of credit in the amount of $30,000,000 bearing interest at the lender’s prime rate or LIBOR plus 200 basis points, at our option, expiring in May 2005.
      In connection with various acquisitions, we and/or certain of our subsidiaries have assumed indebtedness in the aggregate of $148,696,000 with a 7.50% weighted average interest rate.
Senior Notes
      In November 2003 and September 2004, we completed the sale of $250,000,000 and $50,000,000, respectively, of senior unsecured notes due 2013. The notes have a weighted average interest rate of 6.0%.
      In September 2002 and March 2003, we completed the sale of $150,000,000 and $100,000,000, respectively, of senior unsecured notes due 2012. The notes have a weighted average interest rate of 8.0%.
      In August 2001, we completed the sale of $175,000,000 of Senior Notes due 2007. The notes have a weighted average interest rate of 7.5%. We may use net proceeds from this offering to redeem all or a portion of these notes. See “Use of Proceeds.”
      In March 1999, we completed the sale of $50,000,000 of Senior Notes due 2006. The notes have a weighted average interest rate of 8.17%. We intend to use net proceeds from this offering to redeem all of these notes. See “Use of Proceeds.”
      In March 1998, we completed the sale of $100,000,000 of Senior Notes due 2008. The notes have a weighted average interest rate of 7.625%. We may use net proceeds from this offering to purchase any or all of these notes. See “Use of Proceeds.”

UNDERWRITING
      Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Banc of America Securities LLC, Deutsche Bank Securities Inc. and UBS Securities LLC, have severally agreed to purchase from us the following respective principal amounts of notes listed opposite their names below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Principal Amount
Underwriter	of Notes

Deutsche Bank Securities Inc.	$100,000,000
Banc of America Securities LLC	62,500,000
UBS Securities LLC	62,500,000
ABN AMRO Incorporated	5,000,000
Comerica Securities, Inc.	5,000,000
Fifth Third Securities, Inc.	5,000,000
J.P. Morgan Securities Inc.	5,000,000
KeyBanc Capital Markets, a Division of McDonald Investments Inc.	5,000,000

Total	$250,000,000

      The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered by this prospectus supplement and the accompanying prospectus are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement and the accompanying prospectus if any of these notes are purchased.
      We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of 0.40% of the principal amount of the notes. The underwriters may allow, and these dealers may re-allow, a concession of not more than 0.25% of the principal amount of the notes to other dealers. After this offering, the offering price and other selling terms may be changed.
      The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering (expressed as a percentage of the principal amount of the notes):

Discounts and commissions paid by us:
Per Note	0.65%
Total	$1,625,000
      The representatives of the underwriters have advised us that the underwriters do not intend to confirm any sales to any account over which they exercise discretionary authority.
      The notes offered by this prospectus supplement are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange or on any automated dealer quotation system. We have been advised by the representatives of the underwriters that they intend to make a market in the notes, but the underwriters are not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurances as to the development or liquidity of any trading market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.
      We estimate that our total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $250,000.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of those liabilities.
      In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.
      Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of the offering.
      Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering.
      The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.
      Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the notes. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.
      Certain of the underwriters will make the notes available for distribution on the Internet through a third-party system operated by Market Axess Corporation, an Internet-based communications technology provider. Market Axess Corporation is providing the system for communications between such underwriters and their respective customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from such underwriters based on transactions they conduct through the system. Such underwriters will make the notes available to their customers through the Internet distributions on the same terms as distributions made through other channels.
      A prospectus supplement and accompanying prospectus in electronic format may be made available on Internet Web sites maintained by one or more of the lead underwriters of this offering and may be made available on Web sites maintained by other underwriters. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on any underwriter’s Web site and any information contained in any other Web site maintained by an underwriter is not part of the prospectus supplement, the accompanying prospectus, or the registration statement of which the prospectus supplement and accompanying prospectus forms a part.
      Certain of the underwriters or their predecessors have, from time to time, provided investment banking and other financial advisory services to us, for which they have received customary fees. Affiliates of each of Banc of America Securities LLC, Deutsche Bank Securities Inc., UBS Securities LLC, ABN AMRO Incorporated, Comerica Securities, Inc., J.P. Morgan Securities Inc. and KeyBanc Capital Markets, a Division of McDonald Investments Inc., are lenders under our Amended and Restated Loan Agreement dated August 23, 2002, as amended, and may receive some of the net proceeds of this offering. Also, Key Bank National Association, Deutsche Bank Securities Inc. and UBS Securities LLC are the administrative, syndication and documentation agents, respectively, under such agreement. We have also retained Deutsche Bank Securities Inc. to act as dealer manager in connection with our tender offer for any and all of the Senior Notes due 2008. An affiliate of Fifth Third Securities, Inc. is a lender and the administrative agent under our Credit Agreement dated May 28, 2004, and may receive some of the net proceeds of this offering.
LEGAL MATTERS
      The validity of the issuance of the notes offered hereby will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. Arnold & Porter LLP will pass upon certain federal income tax matters relating to us and Calfee, Halter & Griswold LLP, Cleveland, Ohio will pass upon certain legal matters for the underwriters.
FINANCIAL STATEMENTS
      Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2004, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, as set forth in their reports, which are incorporated in the accompanying prospectus by reference.

$937,557,819
HEALTH CARE REIT, INC.
DEBT SECURITIES
PREFERRED STOCK
DEPOSITARY SHARES
COMMON STOCK
WARRANTS
UNITS
       We may periodically offer and sell, in one or more offerings:

•	debt securities

•	shares or fractional shares of preferred stock

•	depositary shares

•	shares of common stock

•	warrants to purchase debt securities, preferred stock, depositary shares, common stock or units

•	units consisting of one or more debt securities or other securities
      We will offer these securities at an aggregate initial public offering price of up to $937,557,819, on terms we will determine at the time of offering. We will provide the specific terms of the securities being offered in supplements to this prospectus prepared in connection with each offering. You should read this prospectus and the supplement for the specific security being offered before you invest.
      We may offer these securities directly, through agents we designate periodically, or to or through underwriters or dealers. If designated agents or underwriters are involved in the sale of any of the securities, we will disclose in the prospectus supplement their names, any applicable purchase price, fee, compensation arrangement between or among them, and our net proceeds from such sale. See “Plan of Distribution.” No securities may be sold without the delivery of the applicable prospectus supplement describing the securities and the method and terms of their offering.
      Our shares of common stock are listed on the New York Stock Exchange under the symbol “HCN.” Our executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio 43604, telephone number: 419-247-2800, facsimile: 419-247-2826, and Web site: www.hcreit.com. Unless specifically noted otherwise in this prospectus, all references to “we,” “us,” “our,” or the “Company” refer to Health Care REIT, Inc. and its subsidiaries.
      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus is August 4, 2003.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings up to a total amount of proceeds of $937,557,819. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” and “Documents Incorporated By Reference.”
      You should rely only on the information contained and incorporated by reference in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information from that contained in this prospectus and the applicable prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus and the applicable prospectus supplement, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus and the applicable prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
AND RISK FACTORS
      We have made and incorporated by reference statements in this prospectus supplement that constitute “forward-looking statements” as that term is defined in the federal securities laws. These forward-looking statements concern:

•	the possible expansion of our portfolio;

•	the performance of our operators and properties;

•	our ability to enter into agreements with new viable tenants for properties which we take back from financially troubled tenants, if any;

•	our ability to make distributions;

•	our policies and plans regarding investments, financings and other matters;

•	our tax status as a real estate investment trust;

•	our ability to appropriately balance the use of debt and equity; and

•	our ability to access capital markets or other sources of funds.
      When we use words such as “believe,” “expect,” “anticipate,” “estimate” or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to:

•	the status of the economy;

•	the status of capital markets, including prevailing interest rates;

•	compliance with and changes to regulations and payment policies within the health care industry;

•	changes in financing terms;

•	competition within the health care and senior housing industries; and

•	changes in federal, state and local legislation.
      On May 28, 2003, the President signed into law legislation that, for individual taxpayers, will generally reduce the tax rate on corporate dividends to a maximum of 15% for tax years from 2003 to 2008. The dividends of a real estate investment trust (“REIT”) generally will not qualify for this reduced tax rate because a REIT’s income generally is not subject to corporate level tax. This new law could cause stock in non-REIT corporations to be a more attractive investment to individual investors than stock in REITs and could have an adverse effect on the market price of our equity securities.
      Our business is subject to certain risks, which are discussed in our most recent Annual Report on Form 10-K, under the headings “Business” and “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations.” Updated information relating to such risks, as well as additional risks specific to the securities to be offered hereby, will be set forth in the prospectus supplement relating to such offered securities. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      This prospectus is part of a registration statement on Form S-3 we have filed with the SEC covering the securities that may be offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities.
      Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Internet Web site at www.hcreit.com under the heading “Investor Relations” and the “SEC Filings” tab, as soon as reasonably practicable after they are filed with, or furnished to, the SEC. You can review our SEC filings and the registration statement by accessing the SEC’s Internet site at http://www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. You also may review a copy of the registration statement at the SEC’s regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.
      You also can inspect our reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      This prospectus does not contain all the information set forth in the registration statement. We have omitted certain parts consistent with SEC rules. For further information, please see the registration statement.
DOCUMENTS INCORPORATED BY REFERENCE
      The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	we consider incorporated documents to be part of the prospectus;

•	we may disclose important information to you by referring you to those documents; and

•	information we subsequently file with the SEC will automatically update and supersede the information in this prospectus.

      This prospectus incorporates by reference the following documents:

•	Annual Report on Form 10-K for the year ended December 31, 2002.

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, and

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003.

•	The description of our common stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description.

•	The description of the rights to purchase our Series A junior participating preferred stock, par value $1.00 per share, associated with our common stock, is set forth in our registration statement filed under the Exchange Act on Form 8-A on August 3, 1994, including any amendment or report for the purpose of updating such description.

•	The description of our 7 7/8% Series D Cumulative Redeemable Preferred Stock as set forth in our registration statement filed under the Exchange Act on Form 8-A/ A on July 8, 2003, including any amendment or report for the purpose of updating such description.

•	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus and before the termination of the offering.
      This prospectus summarizes material provisions of contracts and other documents to which we refer. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. Upon request, we will provide each person receiving this prospectus a free copy, without exhibits, of any or all documents incorporated by reference into this prospectus. You may direct such requests to:

Erin C. Ibele, Vice President and Corporate Secretary
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio 43604
(419) 247-2800
www.hcreit.com
THE COMPANY
      Health Care REIT, Inc., a Delaware corporation, is a self-administered, equity real estate investment trust that invests in health care facilities, primarily skilled nursing and assisted living facilities. We also invest in specialty care facilities. As of June 30, 2003, long-term care facilities, which include skilled nursing and assisted living facilities, comprised approximately 92% of our investment portfolio. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities.
      As of June 30, 2003, we had approximately $1.7 billion in net real estate investments, inclusive of credit enhancements, in 270 facilities located in 33 states and managed by 47 different operators. At that date, the portfolio included 166 assisted living facilities, 96 skilled nursing facilities and eight specialty care facilities.
      We seek to increase funds from operations and enhance stockholder value through relationship investing with public and private regionally focused health care operators. The primary components of this strategy are set forth below.
      Relationship Investing. We establish relationships with, and provide financing to, operators throughout their growth cycles. We target companies with experienced management teams,

regionally focused operations, substantial inside ownership interests or venture capital backing and significant growth potential.
      By maintaining close ties to health care operators, we are able to provide value added services and monitor our investments on an ongoing basis. Investments are designed to support the operator’s business plan. Features typically include a master operating lease for the acquisition and development of facilities in a geographic region. Economic terms typically include annual rate increases and fair market value-based purchase options.
      Portfolio Management. Portfolio strength is derived from diversity by operator, health care sector and geographic location. We emphasize long-term investment structures that result in a predictable asset base with attendant recurring income and funds from operations. Generally, master leases have a 10 to 15 year term and mortgage loans provide five to seven years of prepayment protection. We also regularly monitor the portfolio with our proprietary database system.
      Depth of Management. Our management team is comprised of seven individuals with 117 years of experience in health care and real estate finance. George L. Chapman has been a member of senior management for more than 13 years and in 1996 became our Chairman and Chief Executive Officer. Mr. Chapman and the management team have successfully implemented our investment strategy of emphasizing relationship financings with strong, emerging operators.
The Portfolio
      The following table reflects our portfolio as of June 30, 2003:

		Percentage	Number	Number	Investment	Number	Number
		of	of	of	per	of	of
Type of facility	Investments (1)	portfolio	facilities	beds/units	bed/unit (2)	operators (3)	states (3)

	(in thousands)
Assisted Living Facilities	$914,724	54%	166	11,043	$84,561	30	32
Skilled Nursing Facilities	634,505	38%	96	13,617	46,597	18	20
Specialty Care Facilities	138,557	8%	8	1,304	112,748	6	5

Totals	$1,687,786	100%	270	25,964

(1)	Investments include gross real estate investments and credit enhancements which amounted to $1,679,941,000 and $7,845,000, respectively.

(2)	Investment per Bed/ Unit was computed by using the total investment amount of $1,715,335,000 which includes gross real estate investments, credit enhancements and unfunded commitments for which initial funding has commenced which amounted to $1,679,941,000, $7,845,000 and $27,549,000, respectively.

(3)	We have investments in properties located in 33 states and managed by 47 different operators.
      In determining whether to invest in a facility, we focus on the following: (a) the experience of the management team; (b) the historical and projected financial and operational performance of the facility; (c) the credit of the tenant or borrower; (d) the security for the lease or loan; and (e) the capital committed to the facility by the tenant or borrower. We conduct market research and analysis for all potential investments. In addition, we review the value of all facilities, the interest rates and debt service coverage requirements of any debt to be assumed and the anticipated sources of repayment of any debt.
      We monitor our investments through a variety of methods determined by the type of health care facility and operator. Our monitoring process includes review of monthly financial statements for each facility, quarterly review of operator credit, annual facility inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze facility-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks.
      Our investments are primarily operating leases and mortgage loans. Construction financing is provided, but only as part of a long-term operating lease or mortgage loan. Substantially all of our investments are designed with escalating rate structures. Depending upon market conditions, we believe that appropriate new investments will be available in the future with substantially the same spreads over our cost of capital. Operating leases and mortgage loans are normally credit enhanced by guaranties and/or letters of credit. In addition, operating leases are typically structured as master leases and mortgage loans are generally cross-defaulted and cross-collateralized with other mortgage loans, operating leases or agreements between us and the operator and its affiliates.
HOW WE INTEND TO USE THE PROCEEDS
      Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities under this prospectus for general business purposes, which may include acquisition of and investment in additional properties and the repayment of borrowings under our credit facilities or other debt. Until the proceeds from a sale of securities by us are applied to their intended purposes, they will be invested in short-term investments, including repurchase agreements, some or all of which may not be investment grade.
RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
      The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by our combined fixed charges and preferred stock dividends. For purposes of calculating these ratios, “earnings” includes income from continuing operations before extraordinary items, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges and reduced by capitalized interest. “Fixed charges” consists of interest on all indebtedness and the amortization of loan expenses.

						Six months
	Year ended December 31,					ended
						June 30,
	1998	1999	2000	2001	2002	2003

Consolidated ratio of earnings to fixed charges (unaudited)	2.99	2.75	2.56	2.68	2.50	2.39
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends (unaudited)	2.59	2.03	1.90	1.93	1.95	2.01
      We issued 3,000,000 shares of 8 7/8% Series B Cumulative Redeemable Preferred Stock in May 1998 and all of those shares were redeemed on July 15, 2003. We issued 3,000,000 shares of Series C Cumulative Convertible Preferred Stock in January 1999 and during the year ended December 31, 2002, the holder of our Series C Cumulative Convertible Preferred Stock converted 900,000 shares into 878,000 shares of our common stock, leaving 2,100,000 shares of Series C Cumulative Convertible Preferred Stock outstanding at December 31, 2002. As of July 18, 2003, 1,154,000 additional shares of our Series C Cumulative Convertible Preferred Stock were converted into 1,125,854 shares of our common stock, leaving 946,000 shares of our Series C Cumulative Convertible Preferred Stock outstanding at July 18, 2003. We issued 4,000,000 shares of 7 7/8% Series D Cumulative Redeemable Preferred Stock on July 9, 2003 and all of those shares are outstanding.
GENERAL DESCRIPTION OF THE OFFERED SECURITIES
      We may offer under this prospectus one or more of the following categories of our securities:

•	debt securities, in one or more series;

•	shares of our preferred stock, par value $1.00 per share, in one or more series;

•	depositary shares, representing interests in our preferred stock, in one or more series;

•	shares of our common stock, par value $1.00 per share;

•	warrants to purchase any of the foregoing securities; and

•	units consisting of any combination of the foregoing securities.
      The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering.
      Our amended certificate of incorporation authorizes us to issue 125,000,000 shares of common stock and 25,000,000 shares of preferred stock. Of our preferred stock:

•	13,000 shares have been designated as Junior Participating Preferred Stock, Series A,

•	3,000,000 shares have been designated as Series C Cumulative Convertible Preferred Stock, and

•	4,000,000 shares have been designated as 7 7/8% Series D Cumulative Redeemable Preferred Stock.
      As of July 18, 2003, we had issued and outstanding 42,356,855 shares of common stock, 946,000 shares of Series C Cumulative Convertible Preferred Stock and 4,000,000 shares of 7 7/8% Series D Cumulative Redeemable Preferred Stock.
      Our common stock is listed on the New York Stock Exchange under the symbol “HCN.” We intend to apply to list any additional shares of common stock that are issued and sold hereunder. Our 7 7/8% Series D Cumulative Redeemable Preferred Stock is listed on the New York Stock Exchange under the symbol “HCN PrD.” We may apply to list shares of any series of preferred stock or any depositary shares which are offered and sold hereunder, as described in the prospectus supplement relating to such preferred stock or depositary shares.
DESCRIPTION OF DEBT SECURITIES
      The debt securities sold under this prospectus will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The debt securities may be guaranteed on a secured or unsecured, senior or subordinated basis, by one or more of our subsidiaries. The debt securities will be issued under one or more indentures between us and a specified trustee. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures and are not complete.
      The following is a summary of the material terms of our debt securities. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the indenture for senior debt securities between us and Fifth Third Bank, as trustee, dated September 6, 2002, and the forms of indentures for senior subordinated and junior subordinated debt securities which we have filed as exhibits to the registration statement of which this prospectus is a part. We will file any final indentures for senior subordinated and junior subordinated debt securities and supplemental indentures if we issue debt securities of this type. See “Where You Can Find Additional Information.” This summary is also subject to and qualified by reference to the descriptions of the particular terms of the securities described in the applicable prospectus supplement.
General
      We may issue debt securities that rank “senior,” “senior subordinated” or “junior subordinated.” The debt securities that we refer to as “senior” will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement, and may rank equally and ratably with the other senior subordinated indebtedness. We refer to these as “senior subordinated” securities. We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be “junior subordinated” securities. We have filed with the registration statement, of which this prospectus is a part, an indenture for senior debt securities between us and Fifth Third Bank, as trustee, dated September 6, 2002, and two separate forms of indenture, one for the senior subordinated securities and one for the junior subordinated securities. We refer to senior subordinated and junior subordinated securities as “subordinated.”
      We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.
      We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series. The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

•	the aggregate principal amount of the securities;

•	the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

•	if convertible, the securities into which they are convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•	the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

•	whether we will issue the debt securities in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•	whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

•	whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

•	the subordination provisions, if any, relating to the debt securities;

•	if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

•	whether any of our subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

•	the provisions relating to any security provided for the debt securities; and

•	the provisions relating to any guarantee of the debt securities.
      We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as “original issue discount” securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.
      Except as may be described in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.
Denominations, Interest, Registration and Transfer
      Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.
      Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however,

we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.
      If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

•	in any other lawful manner, all as the applicable indenture describes.
      You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an “exchange.” You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves.
      The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.
Merger, Consolidation or Sale of Assets
      Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

•	if we merge out of existence or sell our assets, the other company must be an entity organized under the laws of one of the states of the United States or the District of Columbia or under United States federal law and must agree to be legally responsible for our debt securities; and

•	immediately after the merger, sale of assets or other transaction, we may not be in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.
Certain Covenants
      Existence. Except as permitted as described above under “ — Merger, Consolidation or Sale of Assets,” we will agree to do all things necessary to preserve and keep our existence, rights and franchises, provided that it is in our best interests for the conduct of business.
      Provisions of Financial Information. Whether or not we remain required to do so under the Exchange Act, to the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and an indenture trustee on or before the applicable SEC filing dates as if we were required to do so.
      Additional Covenants. Any additional or different covenants or modifications to the foregoing covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

Events of Default and Related Matters
      Events of Default. The term “event of default” for any series of debt securities means any of the following:

•	We do not pay the principal or any premium on a debt security of that series within 30 days after its maturity date.

•	We do not pay interest on a debt security of that series within 30 days after its due date.

•	We do not deposit any sinking fund payment for that series within 30 days after its due date.

•	We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of another series) for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of more than 50% in principal amount of debt securities of the affected series may send the notice.

•	We default under any of our other indebtedness in specified amounts after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the trustee or the holders of more than 50% in principal amount of debt securities of the affected series may send the notice.

•	We or one of our “significant subsidiaries,” if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. The term “significant subsidiary” means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act.

•	Any other event of default described in the applicable prospectus supplement occurs.
      Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.
      The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.
      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an “indemnity.” If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.
      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.
      However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.
      Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.
Modification of an Indenture
      There are three types of changes we can make to the indentures and the debt securities:
      Changes Requiring Your Approval. First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the currency of payment on a debt security;

•	impair your right to sue for payment;

•	modify the subordination provisions, if any, in a manner that is adverse to you;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or change certain provisions of the indenture relating to waivers of default;

•	waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities; or

•	modify any of the foregoing provisions.
      Changes Requiring a Majority Vote. The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under “ — Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.
      Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.
      Further Details Concerning Voting. Debt securities are not considered outstanding, and therefore the holders thereof are not eligible to vote if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. The holders of debt securities are also not eligible to vote if they have been fully defeased as described immediately below under “ — Discharge, Defeasance and Covenant Defeasance — Full Defeasance.” For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.
Discharge, Defeasance and Covenant Defeasance
      Discharge. We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.
      Full Defeasance. We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay you and deliver certain certificates and opinions to the trustee:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or U.S. government or U.S. government agency notes or bonds or, in some circumstances, depositary receipts representing these notes or bonds, that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	the current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us; and

•	we must deliver to the trustee a legal opinion confirming the tax law change described above.
      If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.
      Covenant Defeasance. Under current federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions.
      If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

•	any subordination provisions; and

•	certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.
      If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
Subordination
      We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.
Guarantees
      Our payment obligations under any series of our debt securities may be guaranteed by some or all of our subsidiaries. The guarantees may be secured or unsecured and may be senior or subordinated obligations. The guarantors will be identified and the terms of the guarantees will be described in the applicable prospectus supplement.
Global Securities
      If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.
DESCRIPTION OF OUR COMMON STOCK
      The following is a summary of certain provisions of our amended certificate of incorporation and by-laws, which documents set forth certain terms of our common stock. Because this summary is not complete, you should refer to such documents for complete information. Copies of our certificate of incorporation and by-laws, as amended, are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.
General
      Common stock holders are entitled to receive dividends when declared by the board of directors and after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Common stock holders have one vote per share, and there are no cumulative voting rights. If we are voluntarily or involuntarily liquidated or dissolved, common stock holders are to share ratably in our distributable assets remaining after the satisfaction of all of our debts and liabilities and the preferred stock holders’ prior preferential rights. Common stock holders do not have preemptive rights. The common stock will be, when issued, fully paid and nonassessable. The common stock is subject to restrictions on transfer under certain circumstances described under “Restrictions on Transfer of Securities” below. The transfer agent for our common stock is Mellon Investor Services LLC.
      Each outstanding share of our common stock is accompanied by a right to purchase one one-thousandth of a share of our junior participation preferred stock, Series A, at the price of $48, subject to certain anti-dilution adjustments. We have designated and reserved 13,000 shares of our preferred stock as such Class A preferred stock for issuance upon exercise of the rights. The existence of such rights could have the effect of delaying, deterring or preventing a change in our control. The purchase rights and the Class A preferred stock are more fully discussed below under the caption “Share Purchase Rights.” For a description of other provisions of our amended certificate of incorporation and by-laws that could have the effect of delaying, deterring or preventing a change in our control, please see “Description of Certain Provisions of Our Certificate of Incorporation and By-Laws” below.
      The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which are outstanding or which we may designate and issue in the future. See “Description of Our Preferred Stock” below.
Share Purchase Rights
      On July 19, 1994, our board of directors adopted a shareholder rights plan, commonly referred to as a “poison pill,” which authorized the issuance of one preferred share purchase right for each outstanding share of common stock. Under certain conditions, each right may be exercised to purchase one one-thousandth of a share of our Junior Participating Preferred Stock, Series A, for $48, subject to certain anti-dilution adjustments. The number of rights outstanding and Series A preferred stock issuable upon exercise, as well as the Series A preferred stock purchase price, are subject to customary antidilution adjustments.
      The rights are evidenced by the certificates for shares of common stock, and in general are not transferable apart from the common stock or exercisable until after a party has acquired beneficial ownership of, or made a tender offer for 15% or more of our outstanding common stock, or the occurrence of other events as specified in a rights agreement between us and Mellon Investor Services LLC, as rights agent. Under certain conditions as specified in the rights agreement, including but not limited to, the acquisition by a party of 15% or more of our outstanding common stock, or the acquisition of us in a merger or other business combination, each holder of a right (other than an acquiring person, whose rights will be void) will receive upon its exercise and payment of the exercise price that number of shares of our common stock, or the common stock of the other party, as applicable, having a market value of two times the exercise price of the right.
      The rights expire on August 5, 2004, and until they are exercised, their holder will have no rights as a stockholder. At our option, the rights may be redeemed in whole at a price of $.01 per right any time prior to becoming exercisable. In general, we may also exchange the rights at a ratio of one share of common stock per right after becoming exercisable but prior to any party acquiring 50% or more of the outstanding shares of common stock.
      Series A preferred stock issuable upon exercise of the rights will not be redeemable. Each share of Series A preferred stock will have 1,000 votes and will be entitled to:

•	a minimum preferential quarterly dividend payment equal to the greater of $25.00 per share or 1,000 times the amount of the dividends per share paid on the common stock;

•	a liquidation preference in an amount equal to the greater of $100 or 1,000 times the amount per share paid on the common stock; and

•	a payment in connection with a business combination in which shares of common stock are exchanged equal to 1,000 times the amount per share paid on the common stock.
      The purchase rights have an anti-takeover effect that is intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a fair price for all of our shareholders. The purchase rights may cause substantial dilution to any party that may attempt to acquire us on terms not approved by our board of directors. However, the purchase rights are structured in a way so as not to interfere with any negotiated merger or other business combination.
DESCRIPTION OF OUR PREFERRED STOCK
      The following is a summary description of the material terms of our shares of preferred stock. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our amended certificate of incorporation and by-laws, copies of which have been filed with the SEC. See “Where You Can Find Additional Information.” This summary is also subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.
General
      Our board of directors or a duly authorized committee thereof, will determine the designations, preferences, limitations and relative rights of our authorized and unissued preferred shares. These may include:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series;

•	the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions are payable;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

•	if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

•	whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.
      The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we may issue in the future.
      The following describes some general terms and provisions of the preferred shares to which a prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our amended certificate of incorporation, including any applicable certificate of designation, and our by-laws.
      The prospectus supplement will describe the specific terms as to each issuance of preferred shares, including:

•	the description of the preferred shares;

•	the number of the preferred shares offered;

•	the voting rights, if any, of the holders of the preferred shares;

•	the offering price of the preferred shares;

•	the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

•	the date from which distributions on the preferred shares shall accumulate;

•	the provisions for any auctioning or remarketing, if any, of the preferred shares;

•	the provision, if any, for redemption or a sinking fund;

•	the liquidation preference per share;

•	any listing of the preferred shares on a securities exchange;

•	whether the preferred shares will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

•	whether interests in the shares of preferred stock will be represented by depositary shares as more fully described below under “Description of Depositary Shares;”

•	a discussion of federal income tax considerations;

•	the relative ranking and preferences of the preferred shares as to distribution and liquidation rights;

•	any limitations on issuance of any preferred shares ranking senior to or on a parity with the series of preferred shares being offered as to distribution and liquidation rights;

•	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.
      As described under “Description of Depositary Shares,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.
Rank
      Unless our board of directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all our common shares.
Distributions
      Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred shares may specify a fixed rate of distribution, our board of directors must authorize and declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board of directors. In the case of shares of preferred stock represented by depositary receipts, the records of the depositary referred to under “Description of Depositary Shares” will determine the persons to whom dividends are payable.
      Distributions on any series of preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of directors fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future. If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred shares ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred shares. No interest will be payable in respect of any distribution payment that may be in arrears.
      Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon common shares or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction does not apply to distributions paid in common shares or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on common shares or junior or parity securities. In addition, under the circumstances that we could not declare a distribution, we may not redeem, purchase or otherwise acquire for any consideration any common shares or other parity or junior equity securities, except upon conversion into or exchange for common shares or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred shares.
      We will credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.
Redemption
      We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.
      If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of capital stock, the terms of the preferred shares may provide that, if no shares of such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.
Liquidation Preference
      The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our common shares or any other shares of beneficial interest ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of beneficial interest ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.
      If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of beneficial interest ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of beneficial interest shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled. For these purposes, our consolidation or merger with or into any other corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be a liquidation.
Voting Rights
      Holders of the preferred shares will not have any voting rights, except as described below or as otherwise from time to time required by law or as specified in the applicable prospectus supplement. As more fully described under “Description of Depositary Shares” below, if we elect to issue depositary shares, each representing a fraction of a share of a series of preferred stock, each depositary will in effect be entitled to a fraction of a vote per depositary share.
      Unless otherwise provided for in an applicable series, so long as any preferred shares are outstanding, we may not, without the affirmative vote or consent of at least a majority of the shares of each series of preferred shares outstanding at that time:

•	authorize, create or increase the authorized or issued amount of any class or series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

•	reclassify any authorized shares of beneficial interest into a series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

•	create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights; and

•	amend, alter or repeal the provisions of our certificate of incorporation relating to that series of preferred shares that materially and adversely affects the series of preferred shares.
      The authorization, creation or increase of the authorized or issued amount of any class or series of shares of capital stock ranking on parity or junior to a series of preferred shares with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that series.
Conversion Rights
      We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred shares into common shares or any other class or series of shares of capital stock. The terms will include the number of common shares or other capital stock into which the preferred shares are convertible, the conversion price or manner of determining it, the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.
Our Exchange Rights
      We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred shares for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred shares. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred shares being exchanged.
DESCRIPTION OF DEPOSITARY SHARES
      This section describes the general terms and provisions of shares of preferred stock represented by depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

      We have summarized in this section certain terms and provisions of the deposit agreement, the depositary shares and the receipts representing depositary shares. The summary is not complete. You should read the forms of deposit agreement and depositary receipt that we will file with the SEC at or before the time of the offering of the depositary shares for additional information before you buy any depositary shares.
General
      We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will provide the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the shares of preferred stock represented by those depositary shares.
      Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.
Distributions
      A depositary will be required to distribute all dividends or other cash distributions received in respect of the applicable shares of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.
      If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.
      Depositary shares that represent shares of preferred stock converted or exchanged will not be entitled to distributions. The deposit agreement also will contain provisions relating to the manner in which any subscription or similar rights we offer to holders of shares of preferred stock will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.
Withdrawal of Shares of Preferred Stock
      You may receive the number of whole shares of your series of preferred stock and any money or other property represented by your depositary receipts after surrendering your depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your shares of preferred stock, you will not be entitled to re-deposit those shares of preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares
      If we redeem a series of the preferred stock underlying the depositary shares, the depositary will redeem those shares from the proceeds it receives. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. The redemption date for depositary shares will be the same as that of the preferred stock. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.
      After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.
Voting of the Underlying Shares of Preferred Stock
      Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the depositary shares representing such preferred stock. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to how the holder’s depositary shares will be voted. The record date for the depositary shares will be the same as the record date for the preferred stock. The depositary will vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to vote the preferred stock in that manner. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its negligence or willful misconduct.
Liquidation Preference
      Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as described in the applicable prospectus supplement.
Conversion or Exchange of Shares of Preferred Stock
      The depositary shares will not themselves be convertible into or exchangeable for shares of common stock or preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause the conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of shares of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Amendment and Termination of a Deposit Agreement
      We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.
      Any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a REIT or (2) a majority of each series of preferred stock affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

•	all depositary shares have been redeemed;

•	there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

•	each related share of preferred stock shall have been converted or exchanged into securities not represented by depositary shares.
Charges of a Depositary
      We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.
Resignation and Removal of a Depositary
      A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.
Miscellaneous
      A depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related shares of preferred stock. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of receipts upon reasonable notice. Neither a depositary nor our company will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct.

      Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related shares of preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting shares of preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.
      If a depositary receives conflicting claims, requests or instructions from any holder of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.
DESCRIPTION OF WARRANTS
      This section describes the general terms and provisions of the warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.
      We have summarized in this section certain terms and provisions of the warrant agreement and the warrants. The summary is not complete. You should read the forms of warrant and warrant agreement that we will file with the SEC at or before the time of the offering of the applicable series of warrants for additional information before you buy any warrants.
      We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock, depositary shares or common stock. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
      In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the date on which the warrants will expire;

•	federal income tax consequences;

•	the rights, if any, we have to redeem the warrants;

•	the name of the warrant agent; and

•	the other terms of the warrants.
      Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities underlying the warrants and will not be entitled to payments made to holders of those securities.

      The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement, as amended thereby. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date may not be altered without the consent of the holder of each warrant.
DESCRIPTION OF UNITS
      We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.
      Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	any special United States federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.
RESTRICTIONS ON TRANSFER OF SECURITIES
      For us to qualify as a real estate investment trust, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. In order to ensure that this requirement is satisfied, our by-laws (with respect to our common stock), and our certificates of designation (for our preferred stock) provide that no person may acquire securities that would result in the direct or indirect beneficial ownership of more than 9.8% in value of our outstanding capital stock by such person. If any securities in excess of this limit are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of securities as does not exceed this limit, and such issuance or transfer will be void with respect to the excess.
      If these provisions of our by-laws and certificates of designation are determined to be invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares or other securities will be deemed to have acted as our agent in acquiring the shares or other securities that are in excess of the limit, and will be deemed to hold such excess shares or securities on our behalf. As the equivalent of treasury securities for such purposes, the excess securities will not be entitled to any voting rights, will not be considered to be outstanding for quorum or voting purposes, and will not be entitled to receive dividends, interest or any other distribution with respect to such securities. Any person who receives dividends, interest or any other distribution in respect of the excess securities will hold the same as our agent and for the transferee of the excess securities following a permitted transfer.
      In addition, under our by-laws and certificates of designation, we may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any stockholder, if such transfer would or might, in the opinion of our board of directors or counsel, disqualify us as a real estate investment trust.
DESCRIPTION OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF
INCORPORATION AND BY-LAWS
Anti-Takeover Provisions
      Our amended certificate of incorporation and by-laws contain provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect are:

•	Classification of our board of directors into three classes with the term of only one class expiring each year.

•	A provision permitting our board of directors to make, amend or repeal our by-laws.

•	Authorization for our board of directors to issue preferred stock in series and to fix the rights and preferences of the series, including, among other things, whether and to what extent the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters (see “Description of Our Preferred Stock” above).

•	A prohibition on shareholders taking action by written consent in lieu of a meeting.

•	Advance notice procedures with respect to nominations of directors by stockholders.

•	The grant only to our board of directors of the right to call special meetings of stockholders.

•	Limitations on the number of shares of our capital stock that may be beneficially owned, directly or indirectly, by any one stockholder (see “Restrictions on Transfer of Securities” above).

•	Limitations on transactions that involve us and any stockholder who beneficially owns 5% or more of our common stock (see “Limitations on Transactions Involving Us and Our Shareholders” below).

•	A provision permitting amendment of certain of the provisions listed above only by an affirmative vote of the holders of at least three-quarters of all of the outstanding shares of our voting stock, voting together as a single class.
Limitations on Transactions Involving Us and Our Stockholders
      Under our by-laws, in addition to any vote otherwise required by law, our certificate of incorporation or our by-laws, the following transactions will require the affirmative vote of the holders of at least seventy-five percent of the voting power of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class:

•	Our merger or consolidation with or into

•	any stockholder that owns 5% or more of our voting stock; or

•	any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of a stockholder that owns 5% or more of our voting stock.

•	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of our assets, in one transaction or a series of transactions, to or with any stockholder that owns 5% or more of our voting stock or an affiliate of any such stockholder.

•	Any reclassification of our securities, including any reverse stock split, or recapitalization or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity securities that is directly or indirectly owned by any stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder, whether or not the transaction involves a such a stockholder.

•	The adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of a stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder.
      These provisions will not apply to any of the transactions described above if:

•	we are at the time of the consummation of the transaction, and at all times throughout the preceding twelve months have been, directly or indirectly, the beneficial owner of a majority of each class of the outstanding equity securities of the 5% stockholder that is a party to the transaction; or

•	the transaction has been approved by a majority of the members of our board of directors who, at the time such approval is given, were not affiliates or nominees of the 5% stockholder and were either members of our board of directors prior to the time that the 5% stockholder became a 5% stockholder, or were successors of such directors on the recommendation of a majority of such directors then on the board of directors; or

•	both of the following conditions have been met:

•	the aggregate amount of the cash and the fair market value, as determined in good faith by our board of directors, of the consideration other than cash to be received per share by holders of our voting stock in such transaction shall be at least equal to the highest per share price paid by the 5% stockholder for any shares of voting stock acquired by it:

•	within the two-year period immediately prior to the first public announcement of the proposal of the transaction, or

•	in the transaction in which it became a 5% stockholder, whichever is higher; and

•	the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the 5% stockholder previously paid for shares of such voting stock. If the 5% stockholder paid for shares of any class of voting stock with varying forms of consideration, the form of consideration to be paid by the 5% stockholder for such class of voting stock shall be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by the stockholder.
      The foregoing summary of certain provisions of our amended certificate of incorporation and by-laws does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and our amended certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following summary of the taxation of the Company and the material federal tax consequences to you as a holder of our common stock and debt securities offered under this prospectus is for general information only and is not tax advice. The applicable prospectus supplement delivered with this prospectus will provide any necessary information about additional federal income tax considerations, if any, related to the particular securities being offered. The tax treatment of our securities will depend on the holder’s particular situation, and this summary only applies to you to the extent that you hold our securities as capital assets. This discussion does not deal with special tax situations such as insurance companies, financial institutions or broker-dealers.
      This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any state or local income taxation or foreign income taxation or other tax consequences. This summary is based on current U.S. federal income tax law. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of our securities as set forth in this summary. Before you purchase our securities, you should consult your own tax advisor regarding the particular U.S. federal, state, local, foreign and other tax consequences of acquiring, owning, and selling of our securities.
U.S. Federal Income Taxation of the Company as a REIT
  General
      We elected to be taxed as a real estate investment trust (or REIT) commencing with our first taxable year. We intend to continue to operate in such a manner as to qualify as a REIT, but there is no guarantee that we will qualify or remain qualified as a REIT for subsequent years. Qualification and taxation as a REIT depends upon our ability to meet a variety of qualification tests imposed under federal income tax law with respect to our income, assets, distribution level and diversity of share ownership as discussed below under “— Qualification as a REIT.” However, there can be no assurance that we will be owned and organized and will operate in a manner so as to qualify or remain qualified.
      In any year in which we qualify as a REIT, in general, we will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that is distributed to stockholders. We may, however, be subject to tax at normal corporate rates on any taxable income or capital gain not distributed. If we elect to retain and pay income tax on our net long-term capital gain, stockholders are required to include their proportionate share of our undistributed long-term capital gain in income, but they will receive a refundable credit for their share of any taxes paid by us on such gain.
      Despite the REIT election, we may be subject to federal income and excise tax as follows:

•	To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates;

•	We may be subject to the “alternative minimum tax” on certain items of tax preference to the extent that this tax exceeds our regular tax;

•	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income;

•	Any net income from prohibited transactions (which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than dispositions of foreclosure property and dispositions of property due to an involuntary conversion) will be subject to a 100% tax;

•	If we fail to satisfy either the 75% or 95% gross income tests (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the gross income attributable to the greater of the amounts by which we failed the 75% or 95% test, multiplied by (2) a fraction intended to reflect our profitability;

•	If we fail to distribute during each year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year (other than capital gain that we elect to retain and pay tax on) and (3) any undistributed taxable income from preceding periods, we will be subject to a 4% excise tax on the excess of the required distribution over amounts actually distributed; and

•	We will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by any of our “taxable REIT subsidiaries” that would be reduced through reapportionment under certain federal income tax principles in order to more clearly reflect income of the taxable REIT subsidiary. See “— Other Tax Considerations-Investments in Taxable REIT Subsidiaries.”
      If we acquire any assets from a corporation which is or has been a “C” corporation in a carryover basis transaction, we could be liable for specified liabilities that are inherited from the “C” corporation. A “C” corporation is generally defined as a corporation that is required to pay full corporate level federal income tax. If we recognize gain on the disposition of the assets during the 10-year period beginning on the date on which the assets were acquired by us, then to the extent of the assets’ “built-in gain” (i.e., the excess of the fair market value of the asset over the adjusted tax basis in the asset, in each case determined as of the beginning of the 10-year period), we will be subject to tax on the gain at the highest regular corporate rate applicable. The results described in this paragraph with respect to the recognition of built-in gain assume that the built-in gain assets, at the time the built-in gain assets were subject to a conversion transaction (either where a “C” corporation elected REIT status or a REIT acquired the assets from a “C” corporation), were not treated as sold to an unrelated party and gain recognized.
  Qualification as a REIT
      A REIT is defined as a corporation, trust or association:

(1)	which is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	which would be taxable as a domestic corporation but for the federal income tax law relating to REITs;

(4)	which is neither a financial institution nor an insurance company;

(5)	the beneficial ownership of which is held by 100 or more persons in each taxable year of the REIT except for its first taxable year;

(6)	not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, excluding its first taxable year, directly or indirectly, by or for five or fewer individuals (which includes certain entities) (the “Five or Fewer Requirement”); and

(7)	which meets certain income and asset tests described below.

      Conditions (1) to (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a “look-through” exception in the case of condition (6).
      Based on publicly available information, we believe we have satisfied the share ownership requirements set forth in (5) and (6) above. In addition, Article VI of our Amended and Restated By-Laws provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above.
      We have complied with, and will continue to comply with, regulatory rules to send annual letters to certain of our stockholders requesting information regarding the actual ownership of our stock. If despite sending the annual letters, we do not know, or after exercising reasonable diligence would not have known, whether we failed to meet the Five or Fewer Requirement, we will be treated as having met the Five or Fewer Requirement. If we fail to comply with these regulatory rules, we will be subject to a monetary penalty. If our failure to comply was due to intentional disregard of the requirement, the penalty would be increased. However, if our failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed.
      We may own a number of properties through wholly owned subsidiaries. A corporation will qualify as a “qualified REIT subsidiary” if 100% of its stock is owned by a REIT and the REIT does not elect to treat the subsidiary as a taxable REIT subsidiary. A “qualified REIT subsidiary” will not be treated as a separate corporation, and all assets, liabilities and items of income, deductions and credits of a “qualified REIT subsidiary” will be treated as assets, liabilities and items (as the case may be) of the REIT. A “qualified REIT subsidiary” is not subject to federal income tax, and our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the value or total voting power of the issuer or more than 5% of the value of our total assets, as described below under “— Asset Tests.”
      If we invest in a partnership, a limited liability company or a trust taxed as a partnership or as a disregarded entity, we will be deemed to own a proportionate share of the partnership’s, limited liability company’s or trust’s assets. Likewise, we will be treated as receiving our share of the income and loss of the partnership, limited liability company or trust, and the gross income will retain the same character in our hands as it has in the hands of the partnership, limited liability company or trust. These “look-through” rules apply for purposes of the income tests and assets tests described below.
      Income Tests. There are two separate percentage tests relating to our sources of gross income that we must satisfy for each taxable year.

•	At least 75% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be directly or indirectly derived each taxable year from “rents from real property,” other income from investments relating to real property or mortgages on real property or certain income from qualified temporary investments.

•	At least 95% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% test and from dividends (including dividends from taxable REIT subsidiaries), interest, gain from the sale or disposition of stock securities and payments to us under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to hedge indebtedness incurred or to be incurred.

      Rents received by us will qualify as “rents from real property” for purposes of satisfying the gross income tests for a REIT only if several conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage or percentages of receipts or sales.

•	Rents received from a tenant will not qualify as rents from real property if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of the tenant, unless the tenant is our taxable REIT subsidiary and certain other requirements are met with respect to the real property being rented.

•	If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as “rents from real property.”

•	For rents to qualify as rents from real property, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary or an “independent contractor” from whom we derive no income, except that we may directly provide services that are “usually or customarily rendered” in the geographic area in which the property is located in connection with the rental of real property for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.”
      For taxable years beginning after August 5, 1997, a REIT has been permitted to render a de minimis amount of impermissible services to tenants and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation. Furthermore, impermissible services may be furnished to tenants by a taxable REIT subsidiary subject to certain conditions, and we may still treat rents received with respect to the property as rent from real property.
      The term “interest” generally does not include any amount if the determination of the amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage of receipts or sales.
      If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are eligible for relief. These relief provisions will be generally available if:

•	Our failure to meet the tests was due to reasonable cause and not due to willful neglect,

•	We attach a schedule of the sources of our income to our return; and

•	Any incorrect information on the schedule was not due to fraud with intent to evade tax.
      It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on an amount equal to (a) the gross income attributable to the greater of the amount by which we failed the 75% or 95% test, multiplied by (b) a fraction intended to reflect our profitability.
      Asset Tests. At the close of each quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets determined in accordance with generally accepted accounting principles. At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of our operation), government securities and qualified temporary investments. Although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the “10% vote and value test”). Further, no more than 20% of the total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of our total assets may be represented by securities of any non-governmental issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary. Each of the 10% vote and value test and the 20% and 5% asset tests must be satisfied at the end of any quarter. There are special rules which provide relief if the value related tests are not satisfied due to changes in the value of the assets of a REIT.
      Investments in Taxable REIT Subsidiaries. For taxable years beginning after December 31, 2000, REITs may own more than 10% of the voting power and value of securities in taxable REIT subsidiaries. We and any taxable corporate entity in which we own an interest are allowed to jointly elect to treat the entity as a “taxable REIT subsidiary.”
      One of our subsidiaries has elected to be treated as a taxable REIT subsidiary. Taxable REIT subsidiaries are subject to full corporate level federal taxation on their earnings but are permitted to engage in certain types of activities which cannot be performed directly by REITs without jeopardizing their REIT status. Our taxable REIT subsidiary will attempt to minimize the amount of these taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent our taxable REIT subsidiary is required to pay federal, state or local taxes, the cash available for distribution as dividends to us from our taxable REIT subsidiary will be reduced.
      The amount of interest on related-party debt that a taxable REIT subsidiary may deduct is limited. Further, a 100% tax applies to any interest payments by a taxable REIT subsidiary to its affiliated REIT to the extent the interest rate is not commercially reasonable. A taxable REIT subsidiary is permitted to deduct interest payments to unrelated parties without any of these restrictions.
      The Internal Revenue Service may reallocate costs between a REIT and its taxable REIT subsidiary where there is a lack of arms’-length dealing between the parties. Any deductible expenses allocated away from a taxable REIT subsidiary would increase its tax liability. Further, any amount by which a REIT understates its deductions and overstates those of its taxable REIT subsidiary will, subject to certain exceptions, be subject to a 100% tax. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which we own an interest.
      Annual Distribution Requirements. In order to avoid being taxed as a regular corporation, we are required to make distributions (other than capital gain distributions) to our stockholders which qualify for the dividends paid deduction in an amount at least equal to (A) the sum of (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the after-tax net income, if any, from foreclosure property, minus (B) a portion of certain items of non-cash income. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular distribution payment after the declaration. The amount distributed must not be preferential. This means that every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. Finally, as discussed above, we may be subject to an excise tax if we fail to meet certain other distribution requirements. We intend to make timely distributions sufficient to satisfy these annual distribution requirements.
      It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, or to distribute the greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (a) timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of income and deduction of expenses in arriving at our taxable income, or (b) the payment of severance benefits that may not be deductible to us. In the event that timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay dividends in the form of taxable stock dividends in order to meet the distribution requirement.
      Under certain circumstances, in the event of a deficiency determined by the Internal Revenue Service, we may be able to rectify a resulting failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency distributions; however, we will be required to pay applicable penalties and interest based upon the amount of any deduction taken for deficiency distributions.
  Failure to Qualify as a REIT
      If we fail to qualify for taxation as a REIT in any taxable year, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible nor will any particular amount of distributions be required to be made in any year. All distributions to stockholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits allocable to these distributions and, subject to certain limitations, will be eligible for the dividends received deduction for corporate stockholders. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to statutory relief. Failure to qualify for even one year could result in our need to incur indebtedness or liquidate investments in order to pay potentially significant resulting tax liabilities.
U.S. Federal Income Taxation of Holders of Our Stock
  Treatment of Taxable U.S. Stockholders
      The following summary applies to you only if you are a “U.S. stockholder.” A “U.S. stockholder” is a stockholder of shares of stock who, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

      So long as we qualify for taxation as a REIT, distributions on shares of our stock made out of the current or accumulated earnings and profits allocable to these distributions (and not designated as capital gain dividends) will be includable as ordinary income for federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for U.S. corporate stockholders.
      On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. The Jobs and Growth Tax Relief Reconciliation Act of 2003 will reduce the maximum marginal rate of tax payable by individuals on dividends received from corporations that are subject to a corporate level of tax. Except in limited circumstances, this reduced tax rate will not apply to dividends paid to you by us on our shares, because generally we are not subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders. The reduced maximum federal income tax rate will apply to that portion, if any, of dividends received by you with respect to our shares that are attributable to either (1) dividends received by us from non-REIT corporations or other taxable REIT subsidiaries, or (2) income from the prior year with respect to which we were required to pay federal corporate income tax during the prior year (if, for example, we did not distribute 100% of our REIT taxable income for the prior year).
      Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year), without regard to the period for which you held our stock. However, if you are a corporation, you may be required to treat a portion of some capital gain dividends as ordinary income.
      If we elect to retain and pay income tax on any net long-term capital gain, you would include in income, as long-term capital gain, your proportionate share of this net long-term capital gain. You would also receive a refundable tax credit for your proportionate share of the tax paid by us on these retained capital gains and you would have an increase in the basis of your shares of our stock in an amount equal to your includable capital gains less your share of the tax deemed paid.
      You may not include in your federal income tax return any of our net operating losses or capital losses. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to you. In addition, any distribution declared by us in October, November or December of any year on a specified date in any such month shall be treated as both paid by us and received by you on December 31 of that year, provided that the distribution is actually paid by us no later than January 31 of the following year.
      We will be treated as having sufficient earnings and profits to treat as a dividend any distribution up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under “— General” and “— Qualification as a REIT — Annual Distribution Requirements” above. As a result, you may be required to treat as taxable dividends certain distributions that would otherwise result in a tax-free return of capital. Moreover, any “deficiency dividend” will be treated as a dividend (an ordinary dividend or a capital gain dividend, as the case may be), regardless of our earnings and profits. Any other distributions in excess of current or accumulated earnings and profits will not be taxable to you to the extent these distributions do not exceed the adjusted tax basis of your shares of our stock. You will be required to reduce the tax basis of your shares of our stock by the amount of these distributions until the basis has been reduced to zero, after which these distributions will be taxable as capital gain, if the shares of our stock are held as a capital asset. The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the shares of our stock. Any loss upon a sale or exchange of shares of our stock which were held for six months or less (after application of certain holding period rules) will generally be treated as a long-term capital loss to the extent you previously received capital gain distributions with respect to these shares of our stock.

      Upon the sale or exchange of any shares of our stock to or with a person other than us or a sale or exchange of all shares of our stock (whether actually or constructively owned) with us, you will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in these shares of our stock. This gain will be capital gain if you held these shares of our stock as a capital asset.
      If we redeem any of your shares in us, the treatment can only be determined on the basis of particular facts at the time of redemption. In general, you will recognize gain or loss (as opposed to dividend income) equal to the difference between the amount received by you in the redemption and your adjusted tax basis in your shares redeemed if such redemption results in a “complete termination” of your interest in all classes of our equity securities, is a “substantially disproportionate redemption” or is “not essentially equivalent to a dividend” with respect to you. In applying these tests, there must be taken into account your ownership of all classes of our equity securities (e.g., common stock, preferred stock, depositary shares and warrants). You also must take into account any equity securities that are considered to be constructively owned by you.
      If, as a result of a redemption by us of your shares, you no longer own (either actually or constructively) any of our equity securities or only own (actually and constructively) an insubstantial percentage of our equity securities, then it is probable that the redemption of your shares would be considered “not essentially equivalent to a dividend” and, thus, would result in gain or loss to you. However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and if you rely on any of these tests at the time of redemption, you should consult your tax advisor to determine their application to the particular situation.
      Generally, if the redemption does not meet the tests described above, then the proceeds received by you from the redemption of your shares will be treated as a distribution taxable as a dividend to the extent of the allocable portion of current or accumulated earnings and profits. If the redemption is taxed as a dividend, your adjusted tax basis in the redeemed shares will be transferred to any other shareholdings in us that you own. If you own no other shareholdings in us, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.
      Gain from the sale or exchange of our shares held for more than one year is taxed at a maximum long-term capital gain rate, which is currently 15% (prior to the effective date of the Jobs and Growth Tax Relief Reconciliation Act of 2003, described above, the maximum long-term capital gain rate was 20%). Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the long-term capital gains rate or as gain taxable to individual stockholders at a maximum rate of 25%.
  Treatment of Tax-Exempt U.S. Stockholders
      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). The Internal Revenue Service has issued a published revenue ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on this ruling, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the shares of our stock with debt, a portion of its income from us will constitute UBTI pursuant to the “debt financed property” rules. Likewise, a portion of the Exempt Organization’s income from us would constitute UBTI if we held a residual interest in a real estate mortgage investment conduit.

      In addition, in certain circumstances, a pension trust that owns more than 10% of our stock is required to treat a percentage of our dividends as UBTI. This rule applies to a pension trust holding more than 10% of our stock only if (i) the percentage of our income that is UBTI (determined as if we were a pension trust) is at least 5%, (ii) we qualify as a REIT by reason of the modification of the Five or Fewer Requirement that allows beneficiaries of the pension trust to be treated as holding shares in proportion to their actuarial interests in the pension trust, and (iii) either (a) one pension trust owns more than 25% of the value of our stock or (b) a group of pension trusts individually holding more than 10% of the value of our stock collectively own more than 50% of the value of our stock.
  Backup Withholding and Information Reporting
      Under certain circumstances, you may be subject to backup withholding at applicable rates on payments made with respect to, or cash proceeds of a sale or exchange of, shares of our stock. Backup withholding will apply only if you:

•	fail to furnish your taxpayer identification number (“TIN”) to the person required to withhold;

•	furnish an incorrect TIN;

•	are notified by the Internal Revenue Service that you have failed to properly report payments of interest and dividends; or

•	under certain circumstances, fail to certify, under penalty of perjury, that you have furnished a correct TIN and have not been notified by the Internal Revenue Service that you are subject to backup withholding for failure to report interest and dividend payments.
      Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. You should consult with a tax advisor regarding qualification for exemption from backup withholding, and the procedure for obtaining an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to payment to a stockholder will be allowed as a credit against the stockholder’s United States federal income tax liability and may entitle the stockholder to a refund, provided that the required information is provided to the Internal Revenue Service. In addition, withholding a portion of capital gain distributions made to stockholders may be required for stockholders who fail to certify their non-foreign status.
  Taxation of Foreign Stockholders
      The following summary applies to you only if you are a foreign person. The federal taxation of foreign persons is a highly complex matter that may be affected by many considerations.
      Distributions to you of cash generated by our real estate operations, but not by the sale or exchange of our capital assets, generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and you file with us the required form evidencing the lower rate.
      In general, you will be subject to United States federal income tax on a graduated rate basis rather than withholding with respect to your investment in our stock if the investment is “effectively connected” with your conduct of a trade or business in the United States. A corporate foreign stockholder that receives income that is, or is treated as, effectively connected with a United States trade or business may also be subject to the branch profits tax, which is payable in addition to regular United States corporate income tax. The following discussion will apply to foreign stockholders whose investment in us is not so effectively connected. We expect to withhold United States income tax, as described below, on the gross amount of any distributions paid to you unless (i) you file an Internal Revenue Service Form W-8ECI with us claiming that the distribution is “effectively connected” or (ii) certain other exceptions apply.
      Distributions by us that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to you under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) as if these distributions were gains “effectively connected” with a United States trade or business. Accordingly, you will be taxed at the normal capital gain rates applicable to a U.S. stockholder on these amounts, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA may also be subject to a branch profits tax in the hands of a corporate foreign stockholder that is not entitled to treaty exemption.
      We will be required to withhold from distributions subject to FIRPTA, and remit to the Internal Revenue Service, 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of the prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding.
      Unless our shares constitute a “United States real property interest” within the meaning of FIRPTA or are effectively connected with a U.S. trade or business, a sale of our shares by you generally will not be subject to United States taxation. Our shares will not constitute a United States real property interest if we qualify as a “domestically controlled REIT.” We do, and expect to continue to, qualify as a domestically controlled REIT. A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by foreign stockholders. However, if you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, you will be subject to a 30% tax on capital gains. In any event, a purchaser of our shares from you will not be required under FIRPTA to withhold on the purchase price if the purchased shares are “regularly traded” on an established securities market or if we are a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser may be required to withhold 10% of the purchase price and remit that amount to the Internal Revenue Service.
      Backup withholding tax and information reporting will generally not apply to distributions paid to you outside the United States that are treated as (i) dividends to which the 30% or lower treaty rate withholding tax discussed above applies; (ii) capital gains dividends; or (iii) distributions attributable to gain from the sale or exchange by us of United States real property interests. Payment of the proceeds of a sale of stock within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalty of perjury that he or she is not a U.S. person (and the payor does not have actual knowledge that the beneficial owner is a U.S. person) or otherwise established an exemption. You may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.
U.S. Federal Income Taxation of Holders of Depositary Shares
      Owners of our depositary shares will be treated as if you were owners of the series of preferred stock represented by the depositary shares. Thus, you will be required to take into account the income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock.

  Conversion or Exchange of Shares for Preferred Stock
      No gain or loss will be recognized upon the withdrawal of preferred stock in exchange for depositary shares and the tax basis of each share of preferred stock will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged. If you held your depositary shares as a capital asset at the time of the exchange for shares of preferred stock, the holding period for your shares of preferred stock will include the period during which you owned the depositary shares.
U.S. Federal Income and Estate Taxation of Holders of Our Debt Securities
      The following is a general summary of the United States federal income tax consequences and, in the case that you are a holder that is a non-U.S. holder, as defined below, the United States federal estate tax consequences, of purchasing, owning and disposing of debt securities periodically offered under one or more indentures, the forms of which have been filed as exhibits to this registration statement (the “notes”). This summary assumes that you hold the notes as capital assets. This summary applies to you only if you are the initial holder of the notes and you acquire the notes for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. In addition, this summary does not consider any foreign, state, local or other tax laws that may be applicable to us or a purchaser of the notes.
  U.S. Holders
      The following summary applies to you only if you are a U.S. holder, as defined below.
      Definition of a U.S. Holder. A “U.S. holder” is a beneficial owner of a note or notes that is for United States federal income tax purposes:

•	an individual citizen or resident alien of the United States;

•	a corporation or partnership, or other entity classified as a corporation or partnership for these purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, within the meaning of the Internal Revenue Code, has the authority to control all of the trust’s substantial decisions.
      Payments of Interest. Stated interest on the notes generally will be taxed as ordinary interest income from domestic sources at the time it is paid or accrues in accordance with your method of accounting for tax purposes.
      Sale, Exchange or Other Disposition of Notes. The adjusted tax basis in your note acquired at a premium will generally be your cost. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your notes equal to the difference, if any, between:

•	the amount realized on the sale or other disposition, less any amount attributable to any accrued interest, which will be taxable in the manner described under “— Payments of Interest” above; and

•	your adjusted tax basis in the notes.
      Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income.
      Backup Withholding and Information Reporting. In general, “backup withholding” may apply:

•	to any payments made to you of principal and interest on your note, and

•	to payment of the proceeds of a sale or other disposition of your note before maturity,

•	if you are a non-corporate U.S. holder and (1) fail to provide a correct taxpayer identification number, which if you are an individual, is ordinarily your social security number; (2) furnish an incorrect taxpayer identification number; (3) are notified by the Internal Revenue Service that you have failed to properly report payments of interest or dividends; or (4) fail to certify, under penalties of perjury, that you have furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified you that you are subject to backup withholding.
      The amount of any reportable payments, including interest, made to you (unless you are an exempt recipient) and the amount of tax withheld, if any, with respect to such payments will be reported to you and to the Internal Revenue Service for each calendar year. You should consult your tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and will be credited against your U.S. federal income tax liability, provided that correct information is provided to the Internal Revenue Service.
  Non-U.S. Holders
      The following summary applies to you if you are a beneficial owner of a note and are not a U.S. holder, as defined above (a “non-U.S. holder”).
      Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies.” Such entities are encouraged to consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.
      U.S. Federal Withholding Tax. Subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent, in its capacity as such, of principal and interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that:

•	you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not (1) a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership, as provided in the Internal Revenue Code, or (2) a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a U.S. trade or business; and

•	you provide a signed written statement, under penalties of perjury, which can reliably be related to you, certifying that you are not a U.S. person within the meaning of the Internal Revenue Code and providing your name and address to:

•	us or our paying agent; or

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of such statement.

      Treasury regulations provide that:

•	if you are a foreign partnership, the certification requirement will generally apply to your partners, and you will be required to provide certain information;

•	if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a “foreign complex trust,” “foreign simple trust,” or “foreign grantor trust” as defined in the Treasury regulations; and

•	look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.
      If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.
      If you cannot satisfy the portfolio interest requirements described above, payments of interest will be subject to the 30% United States withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable treaty or (2) Internal Revenue Service Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. Alternative documentation may be applicable in certain circumstances.
      If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if you were a U.S. person, except as otherwise provided by an applicable tax treaty. If you are a foreign corporation, you may be required to pay a branch profits tax on the earnings and profits that are effectively connected to the conduct of your trade or business in the United States.
      Sale, Exchange or other Disposition of Notes. You generally will not have to pay U.S. federal income tax on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes, unless:

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met;

•	you are subject to tax provisions applicable to certain United States expatriates; or

•	the gain is effectively connected with your conduct of a U.S. trade or business.
      If you are engaged in a trade or business in the United States and gain with respect to your notes is effectively connected with the conduct of that trade or business, you generally will be subject to U.S. income tax on a net basis on the gain. In addition, if you are a foreign corporation, you may be subject to a branch profits tax on your effectively connected earnings and profits for the taxable year, as adjusted for certain items.
      U.S. Federal Estate Tax. If you are an individual and are not a U.S. citizen or a resident of the United States, as specially defined for U.S. federal estate tax purposes, at the time of your death, your notes will generally not be subject to the U.S. federal estate tax, unless, at the time of your death (1) you owned actually or constructively ten percent or more of the total combined voting power of all our classes of stock entitled to vote or (2) interest on the notes is effectively connected with your conduct of a U.S. trade or business.
      Backup Withholding and Information Reporting. Backup withholding will not apply to payments of principal or interest made by us or our paying agent, in its capacity as such, to you if you have provided the required certification that you are a non-U.S. holder as described in “— U.S. Federal Withholding Tax” above, and provided that neither we nor our paying agent have actual knowledge that you are a U.S. holder, as described in “— U.S. Holders” above. We or our paying agent may, however, report payments of interest on the notes.
      The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes though a non-U.S. office of a broker that:

•	is a U.S. person, as defined in the Internal Revenue Code,

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States,

•	is a “controlled foreign corporation” for U.S. federal income tax purposes, or

•	is a foreign partnership, if at any time during its tax year,

•	one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or

•	the foreign partnership is engaged in a U.S. trade or business,

•	unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.
      You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.
U.S. Federal Income and Estate Taxation of Holders of Our Warrants
  Exercise of Warrants
      You will not generally recognize gain or loss upon the exercise of a warrant. Your basis in the debt securities, preferred stock, depositary shares or common stock, as the case may be, received upon the exercise of the warrant will be equal to the sum of your adjusted tax basis in the warrant and the exercise price paid. Your holding period in the debt securities, preferred stock, depositary shares or common stock, as the case may be, received upon the exercise of the warrant will not include the period during which the warrant was held by you.

  Expiration of Warrants
      Upon the expiration of a warrant, you will recognize a capital loss in an amount equal to your adjusted tax basis in the warrant.
  Sale or Exchange of Warrants
      Upon the sale or exchange of a warrant to a person other than us, you will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in the warrant. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the warrant was held for more than one year. Upon the sale of the warrant to us, the Internal Revenue Service may argue that you should recognize ordinary income on the sale. You are advised to consult your own tax advisors as to the consequences of a sale of a warrant to us.
  Potential Legislation or Other Actions Affecting Tax Consequences
      Current and prospective securities holders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us.
PLAN OF DISTRIBUTION
      We may sell the securities:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.
      Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. Direct sales to investors or our stockholders may be accomplished through subscription offerings or through stockholder purchase rights distributed to stockholders. In connection with subscription offerings or the distribution of stockholder purchase rights to stockholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through stockholder purchase rights, the stockholder purchase rights will be distributed as a dividend to the stockholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under stockholder purchase rights will set forth the relevant terms of the stockholder purchase rights, including:

•	whether common stock, preferred stock or equity stock, or warrants for those securities will be offered under the stockholder purchase rights;

•	the number of those securities or warrants that will be offered under the stockholder purchase rights;

•	the period during which and the price at which the stockholder purchase rights will be exercisable;

•	the number of stockholder purchase rights then outstanding;

•	any provisions for changes to or adjustments in the exercise price of the stockholder purchase rights, and

•	any other material terms of the stockholder purchase rights.
      Underwriters may offer and sell the securities at:

•	fixed prices, which may be changed;

•	prices related to the prevailing market prices at the time of sale; or

•	negotiated prices.
      We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both. The applicable prospectus supplement will disclose:

•	any underwriting compensation we pay to underwriters or agents in connection with the offering of securities, and

•	any discounts, concessions or commissions allowed by underwriters to participating dealers.
      Under the Securities Act, underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may agree to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act and to make contribution to them in connection with those liabilities.
      If indicated in the applicable prospectus supplement, we may also offer and sell securities through a firm that will remarket the securities. These firms may act as principals for their own account or as our agents. These firms may be deemed to be underwriters in connection with the securities being remarketed. We may agree to indemnify these firms against liabilities, including liabilities under the Securities Act.
      If indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase securities at the offering price set forth in that prospectus supplement under delayed delivery contracts providing for payment and delivery on the dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except:

•	the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and

•	if the securities are being sold to underwriters, we will have sold to them the total principal amount of the securities less the principal amount of the securities covered by contracts.
      Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.
      Some of the underwriters and their affiliates may engage in transactions with or perform services for us in the ordinary course of business.
LEGAL OPINIONS
      The validity of the securities offered will be passed upon by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. Certain tax matters will be passed upon for us by Arnold & Porter, Washington, D.C.
EXPERTS
      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. The information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospectus may have changed since then.

$250,000,000 5.875% Notes
due May 15, 2015

Banc of America Securities LLC

Deutsche Bank Securities

UBS Investment Bank

ABN AMRO Incorporated

Comerica Securities

Fifth Third Securities, Inc.

JPMorgan

KeyBanc Capital Markets

Prospectus Supplement

April 26, 2005